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Exhibit 2.1

TRANSACTION AGREEMENT AND PLAN OF AMALGAMATION

between

SES Global S.A.,

SES Holdings (Bermuda) Limited

and

New Skies Satellites Holdings Ltd.

Dated as of December 14, 2005

i

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB
4.01	Organization	28
4.02	Authority Relative to This Agreement	28
4.03	Consents and Approvals; No Violation	29
4.04	Regulatory Matters	30
4.05	Information Supplied	30
4.06	Litigation	30
4.07	Brokers	30
4.08	Financial Ability	31
4.09	Investigation by Parent	31
4.10	Interim Operations of Amalgamation Sub	31
ARTICLE V
COVENANTS RELATED TO CONDUCT OF BUSINESS
5.01	Conduct of Business of the Company	31
5.02	Access to Information	34
5.03	Parent Covenants	35
ARTICLE VI
ADDITIONAL AGREEMENTS
6.01	Preparation of the Proxy Statement	35
6.02	Board Actions and Shareholders Meeting	35
6.03	Reasonable Best Efforts	36
6.04	Acquisition Proposals	38
6.05	Public Announcements	39
6.06	Indemnification; Directors' and Officers' Insurance	40
6.07	Notification of Certain Matters	40
6.08	Regulatory Filings	41
6.09	Expenses	41
6.10	Existing Indebtedness	41
ARTICLE VII
EMPLOYEE MATTERS
7.01	Employees	42
ARTICLE VIII
CLOSING CONDITIONS
8.01	Conditions to Each Party's Obligations	42
8.02	Conditions to the Obligations of Parent and Amalgamation Sub	43
8.03	Conditions to the Obligations of the Company	44

ii

ARTICLE IX
TERMINATION; AMENDMENT; WAIVER
9.01	Termination by Mutual Agreement	44
9.02	Termination by Either Parent or the Company	44
9.03	Termination by the Company	45
9.04	Termination by Parent	45
9.05	Effect of Termination and Abandonment	46
9.06	Amendment	47
9.07	Extension; Waiver	47
ARTICLE X
MISCELLANEOUS
10.01	Nonsurvival of Representations and Warranties	47
10.02	Entire Agreement; Assignment	48
10.03	Notices	48
10.04	Governing Law and Venue; Waiver of Jury Trial	49
10.05	Descriptive Headings	50
10.06	Parties in Interest	50
10.07	Severability	50
10.08	Counterparts	50
10.09	Interpretation	50

iii

TRANSACTION AGREEMENT AND PLAN OF AMALGAMATION

        THIS TRANSACTION AGREEMENT AND PLAN OF AMALGAMATION, dated as of December 14, 2005 (this "Agreement"), is between New Skies Satellites Holdings Ltd., a Bermuda company (the "Company"), SES Global S.A., a Luxembourg company ("Parent"), and SES Holdings (Bermuda) Limited, a Bermuda company and a wholly-owned subsidiary of Parent ("Amalgamation Sub" and, together with the Company and Parent, the "Parties").

        WHEREAS, the Company is principally engaged in the business of providing satellite communications services through a network of geostationary earth orbit satellites and a communications network for data, voice, video, and Internet services and ground based infrastructure supporting the satellite network and the communications network (the "Business");

        WHEREAS, it is proposed that the Company and Amalgamation Sub amalgamate under the Laws (as defined in Section 1.01) of Bermuda (the "Amalgamation") and continue as a Bermuda exempted company (the "Amalgamated Company") upon the terms and subject to the conditions of this Agreement and the Amalgamation Agreement (as defined in Section 2.01) and in accordance with the Companies Act 1981 of Bermuda (the "Companies Act");

        WHEREAS, the board of directors of each of the Company and Amalgamation Sub has (a) determined that the Amalgamation is advisable and in the best interests of the Company or Amalgamation Sub, as the case may be, and (b) approved and adopted this Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement;

        WHEREAS, the board of directors of Parent has approved and adopted this Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement;

        WHEREAS, Parent, as sole member of Amalgamation Sub, has approved this Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement;

        WHEREAS, New Skies Satellites B.V., a wholly owned subsidiary of the Company ("NS B.V."), has consulted and received advice from its works council with respect to this Agreement, the Amalgamation and the other transactions contemplated by this Agreement (the "Works Council Advice");

        WHEREAS, as a condition and an inducement to the willingness of Parent to enter into this Agreement, the Blackstone Funds have concurrently herewith entered into that certain Voting Agreement with Parent in the form attached hereto as Exhibit A (the "Voting Agreement"); and

        WHEREAS, the Company, Parent and Amalgamation Sub desire to make certain representations, warranties, covenants and agreements in connection with the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement.

        NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

        1.01    Certain Defined Terms.    As used in this Agreement, the following terms shall have the following meanings:

        "Acquisition Proposal" means any inquiry, offer or proposal, or disclosure of an intention to do any of the foregoing, to the Company or any of its Affiliates (including any proposal from or offer to the Company's shareholders) regarding any of the following (other than the transactions contemplated by this Agreement and the Amalgamation Agreement): (i) any amalgamation, merger, reorganization, tender offer, exchange offer, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries or (ii) any acquisition by a third party of more than 10% of the capital stock of the Company or any of its Subsidiaries or more than 10% of the consolidated assets, net revenue or net income of the Company and its Subsidiaries.

        "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation.

        "Actual Satellite Operational Capability" means, as measured from any date, the reasonable forecast of the total number of remaining 30-day periods until the end of expected life for each transponder on such satellite taking into account all known and reasonably likely Transponder Unit Failures.

        "Affiliate" of a specified Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

        "Antitrust Law" means applicable antitrust Laws in the European Union (including Regulation 139/2004 concerning the control of concentrations between undertakings, as amended) and/or the member states thereof, the United States (including the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act and the Federal Trade Commission Act, as amended) and all other Laws in any other jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "Backlog" means the aggregate unpaid amount owing to the Company or any of its Subsidiaries under all Contracts that represent obligations of third parties to make payments to the Company or any of its Subsidiaries in exchange for the sale or lease of transponder capacity or related services, computed in the same manner as in the SEC Reports.

        "Blackstone Funds" means, collectively, Blackstone Capital Partners (Cayman) IV L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone NSS Communications Partners (Cayman) L.P. and Blackstone Family Communications Partnership (Cayman) L.P.

        "Code" means, the United States Internal Revenue Code of 1986, as amended.

        "Company Material Adverse Effect" means one or more events, changes, circumstances or effects that is materially adverse to (a) the assets, liabilities, operations, business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by this Agreement and the Amalgamation Agreement; provided, however, that any event, change, circumstance or effect (A) in any Law that applies to the Company or its Subsidiaries (except to the extent such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries as compared to other persons in the industry in which the Company and its Subsidiaries operate and which have comparable lines of business), (B) in Dutch GAAP or U.S. GAAP or interpretations thereof that apply to the Company or its Subsidiaries, (C) relating to the economies where the Company and its Subsidiaries conduct the Business in general or to the industries in which the Company and its Subsidiaries operate (except to the extent such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries as compared to other persons in the industry in which the Company and its Subsidiaries operate and which have comparable lines of business), (D) attributable to the compliance by the Company with the terms of this Agreement and the Amalgamation Agreement, (E) related to the launch or other failure with respect to the satellite designated "NSS-8", and (F) any Transponder Unit Failure that does not constitute, individually or in the aggregate with other Transponder Unit Failures, a Total Loss, shall not be considered when determining whether a Company Material Adverse Effect has occurred under clause (a) of this definition.

        "Company SEC Reports" means, collectively, all reports, certifications, prospectuses and registration statements filed or furnished by the Company with the SEC from and after December 31, 2004, and prior to the date hereof.

        "Company Termination Fee" means U.S.$26,016,649.

        "Contract" means any written or oral agreement, contract, subcontract, lease, indenture, note, bond, option, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

        "Dutch GAAP" means generally accepted accounting principles in The Netherlands.

        "Employee" means any current or former employee of the Company or any of its Subsidiaries (or any predecessor thereof) employed or formerly employed by the Company or any of its Subsidiaries (or any predecessor thereof).

        "Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including common law) of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health.

        "Environmental Liabilities" with respect to any Person means any and all Liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials, and (ii) relate to actions occurring or conditions existing, on or prior to the Closing Date.

        "Environmental Permits" means any and all permits, consents, licenses, orders, approvals, registrations, notifications, variances, exemptions and any other authorization under or pursuant to any applicable Environmental Law.

        "Environmental Reports" means any and all reports, studies, assessments, audits, and other similar documents that address any issue of actual or potential non-compliance with, actual or potential liability under or cost arising out of, or actual or potential impact on the Company or its Subsidiaries in connection with, any Environmental Law or any proposed or anticipated change in or addition to any Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Existing Credit Agreement" means the Credit Agreement (as amended), dated as of November 2, 2004, among NS B.V., New Skies Holding B.V., certain subsidiaries of NS B.V. from time to time party thereto, the lenders party thereto from time to time, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent, ABN Amro Bank N.V., as syndication agent, and Deutsche Bank Securities Inc. and ABN Amro Incorporated, as joint lead arrangers and joint book running managers.

        "Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement, the Amalgamation Agreement and the transactions contemplated by this Agreement and the Amalgamation Agreement, including the preparation, printing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

        "Federal Acquisition Regulations" means the rules governing purchases made by executive agencies of the U.S. government.

        "Government Contract" means any Contract (i) between the Company or any of its Subsidiaries and the federal government of the United States or any agency thereof or (ii) which is between the Company or any of its Subsidiaries and another party which is party to a Contract or a lower-tier subcontract with a party to a Contract with the federal government of the United States or any agency thereof under which the Company or any of its Subsidiaries acts as subcontractor to such other party and is obligated pursuant to any contractual flow-down provisions or by regulation to abide by any government contracting regulations, including the Federal Acquisition Regulation, that are applicable to the prime contractor or higher-tier subcontractor.

        "Governmental Authority" means any multinational, national, state, provincial or local authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing in Bermuda, The Netherlands, the European Union or its Member States, the United States or any other country.

        "Hazardous Materials" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or would give rise to liability under any applicable Environmental Law.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, as amended from time to time.

        "Indebtedness" means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) Liabilities of Persons other than the Company and its Subsidiaries secured by a Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries, (d) Liabilities under or in respect of letters of credit and bank guarantees (including reimbursement obligations with respect thereto), (e) Liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction or any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet, (f) Liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging or similar agreements, (g) Liabilities in the nature of guarantees of obligations of the type described in the foregoing clauses of any other Person, and (h) accrued interest, prepayment penalties or premiums, breakage fees and all other amounts owed in respect of any of the foregoing.

        "Intellectual Property" means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: trademarks, tradenames, service marks, brand names, certification marks (registered and unregistered), domain names, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications (including intent to use applications) in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, patent applications, inventions, discoveries and ideas, whether patentable or not, in any jurisdiction, and all continuations, continuations in part, divisionals, re-examinations, re-issues and similar rights relating thereto; know-how, trade secrets, improvements, concepts, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, technology and product roadmaps, and data bases and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; copyrights, copyrightable works, writings and other works, whether registered or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and all other intellectual property or proprietary rights in any country or jurisdiction, including the right to register, patent or apply for other legal protection of same and the right to sue at law or in equity for any infringement or violation of the foregoing prior to the Closing Date, and to collect all proceeds and damages with respect thereto.

        "Knowledge" when used in reference to (A) the Company or its Subsidiaries means the actual knowledge of any of the Officers and other individuals listed in Section 1.01(a) of the Company Disclosure Schedule after review by such individuals of the provisions of this Agreement with respect to such matter and such further inquiry of the Company, its Subsidiaries and their respective Affiliates as deemed reasonably necessary by such individuals acting in good faith and (B) Parent or its Subsidiaries means the actual knowledge of any of the executive officers of Parent and other individuals listed in Section 1.01 of the Parent Disclosure Schedule after review by such individuals of the provisions of this Agreement with respect to such matter and such further inquiry of the Parent, its Subsidiaries and their respective Affiliates as deemed reasonably necessary by such individuals acting in good faith.

        "Law" means any multinational, national, state, provincial or local law, statute, ordinance, regulation, rule, code or other requirement or rule of law or stock exchange rule, including any order, writ, judgment, ruling, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "Liability" means any Indebtedness, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable or known or unknown, including those arising under any Law or Action and those arising under any Contract, commitment, obligation or undertaking or otherwise.

        "Lien" means, with respect to any asset (including any security) any mortgage, lien, pledge, attachment, charge, limitation in voting, dividend or transfer right, security interest, preemptive right, easement, right-of-way, restriction, usufruct, option or encumbrance of any kind in respect of such asset.

        "Losses" means all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement.

        "Material Contract" means:

  (i)
  any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries;

  (ii)
  any Contract of the Company or any of its Subsidiaries evidencing any Indebtedness in excess of U.S.$1 million;

  (iii)
  any partnership agreement, limited liability agreement, joint venture agreement or similar agreement to which the Company or any of its Subsidiaries is a party, in each case involving an investment by the Company or any of its Subsidiaries in excess of U.S.$1 million;

  (iv)
  any Contract of the Company or any of its Subsidiaries for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of U.S.$3 million;

  (v)
  any Contract containing a right of first refusal, first negotiation, "tag along" or "drag along" rights applicable to any capital stock of the Company or any Subsidiary of the Company or assets of the Company or any of its Subsidiaries valued (together with other related Contracts) in excess of U.S.$1 million;

  (vi)
  any Contract to which the Company or any of its Subsidiaries is a party containing financial incentive arrangements for equipment manufacturers, in each case involving an amount in excess of U.S.$3 million;

  (vii)
  any real property deeds or leases involving aggregate annual payments by the Company or any of its Subsidiaries in excess of U.S.$1 million;

  (viii)
  any customer Contract, which as of September 30, 2005, requires aggregate payments by the customer in excess of U.S.$3 million during the remaining term of such Contract;

  (ix)
  any Contract, which as of September 30, 2005, requires aggregate payments by the Company or any of its Subsidiaries in excess of U.S.$5 million during the remaining term of such Contract;

  (x)
  any Government Contracts;

  (xi)
  any Contract of the Company or any of its Subsidiaries outside the ordinary course of business involving expenditures, liabilities or revenues reasonably expected to be in excess of U.S.$1 million;

  (xii)
  any Contract involving any payment to any present director or officer of the Company or of any of its Subsidiaries;

  (xiii)
  any Contract material to the Business the subject matter of which deals exclusively with the ownership, acquisition, licensing, use or disposition of Intellectual Property;

  (xiv)
  any Contract with, to the Knowledge of the Company, (A) any shareholder of the Company who owns or controls 5% or more of the Company's voting stock or (B) any Affiliate of such shareholder;

  (xv)
  any non-competition agreement or any other Contract which limits or purports to limit materially the ability of the Company or its Subsidiaries to compete or engage in any line of business;

  (xvi)
  any Contract which is reasonably likely to prohibit or materially delay the consummation of the transactions contemplated by this Agreement; and

  (xvii)
  any Contract to acquire, operate or launch any Company Satellite.

        "Modified Parent Material Adverse Effect" means one or more events, changes, circumstances or effects that would be materially adverse to the assets, liabilities, operations, business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, if Parent and its Subsidiaries were a consolidated group of companies of the size and scope of the Company and its Subsidiaries.

        "Notes" means, collectively, NS B.V.'s (i) Floating Rate Senior Notes due 2011 and (ii) 9 1/8% Senior Subordinated Notes due 2012.

        "NS B.V. Reports" means, collectively, all reports, certifications, prospectuses and registration statements filed or furnished by NS B.V. with the SEC from and after December 31, 2004 and prior to the date hereof.

        "NSS-7" means the Company Satellite designated as "NSS-7."

        "Officer" means any of Daniel S. Goldberg, Andrew M. Browne, Thai E. Rubin, Michael C. Schwartz, Scott J. Sprague or Stephen J. Stott, or any successor thereof that becomes a successor prior to Closing.

        "Operating Transponders" means a transponder that has not experienced a Transponder Unit Failure.

        "Order" means any order, writ, judgment, ruling, injunction, decree, stipulation, determination or award.

        "Parent Material Adverse Effect" means one or more events, changes, circumstances or effects that is materially adverse to the assets, liabilities, operations, business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole or to the ability of Parent to consummate the transactions contemplated by this Agreement.

        "Permits" means all permits, licenses, concessions, variances, exemptions, orders, authorizations, permissions and similar approvals from or with any Governmental Authority.

        "Permitted Liens" means the following Liens: (a) Liens for Taxes not yet due or that are being contested in good faith; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) Liens that do not materially interfere with the use by the Company or its Subsidiaries of their assets or with the operation of the Business; (e) Liens not created by the Company or any of its Affiliates that affect any rights of the tenant under the real property leases of the Company or any of its Subsidiaries or the fee interest in any of the real property of the Company or any of its Subsidiaries, so long as such Liens do not interfere materially with the ordinary course of the Company's or any of its Subsidiaries' business; (f) licenses granted to third Persons under the Intellectual Property; (g) Liens created by or through Parent or Amalgamation Sub; (h) Liens that will be released prior to or as of the Closing; and (i) Liens arising under this Agreement or the Amalgamation Agreement.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other natural or legal person, entity or group (as "group" is defined in the Exchange Act).

        "Proxy Statement" means the proxy statement relating to the Company Shareholders Meeting to be held in connection with the transactions contemplated by this Agreement (including any amendments or supplements thereto).

        "SEC Reports" means, collectively, the Company SEC Reports and NS B.V. SEC Reports.

        "SER" means the Dutch Sociaal-Economische Raad.

        "Stated Satellite Operational Capability" means, for each satellite, as measured from any date, the product of (i) the number of Operating Transponders on such satellite, and (ii) the number of remaining 30-day periods from such date until the end of the expected life of such satellite as at such date.

        "Subsidiary" means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

        "Tax Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

        "Tax Returns" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

        "Taxes" means all taxes, charges, fees, levies or other assessments, including Dutch and foreign, national, state and local income, profits, (including any surtax), capital gains, franchise, property, turn-over, sales, value-added, use, excise, wage, payroll, capital, stamp and other taxes, including obligations for withholding taxes from payments due or made to any other Person, as well as any contribution to any social security scheme, and any interest, penalties and additions to Tax.

        "Total Loss" means, for any satellite (other than the satellite designated as "NSS-8"), (i) the loss or complete destruction of such satellite or (ii) an occurrence as a result of which Actual Satellite Operational Capability is reduced to less than (A) in the case of NSS-7, 75% of Stated Satellite Operational Capability and (B) in the case of any other Company Satellite, 50% of Stated Satellite Operational Capability as of immediately prior to such occurrence, each as measured on a certain date. For purposes of the definition of "Total Loss" the term "Company Satellite" shall not include the satellite designated as "NSS-8".

        "Transponder Unit Failure" means the permanent failure (including permanently intermittent failures) of a transponder to meet applicable performance specifications such that, after use of all available redundancy and spare components, it is demonstrated that the transponder cannot or will not be able to be used for commercial communications.

        "U.S. GAAP" means generally accepted accounting principles in the United States.

        1.02    Other Defined Terms.    The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Agreement	Preamble
Amalgamated Company	Recitals
Amalgamated Company Shares	2.03
Amalgamation	Recitals
Amalgamation Agreement	2.01
Amalgamation Consideration	2.06(a)
Amalgamation Sub	Preamble
AT	3.12
Business	Recitals
Business Day	2.02
Bye-Laws	2.03
Capital Budget	5.01
Capitalization Date	0
Certificate	2.06(a)
CFIUS	6.03(a)
Closing	2.02
Closing Date	2.02
Communications Act	3.08(a)
Companies Act	Recitals
Company	Preamble
Company Disclosure Schedule	Article III
Company Financial Statements	3.03(b)
Company Ground Stations	3.18(c)
Company Incentive Plan	2.09
Company Material IP	3.17
Company Permits	3.12
Company Plan	3.13(a)
Company Plans	3.13(a)
Company Satellites	3.18(a)
Company Securities	3.01(e)
Company Shareholders Meeting	6.02
Company Shares	2.06
Company Stock Option	2.09

Company Subsidiary Securities	3.01(f)
Confidentiality Agreement	5.02(b)
Controlled Group	3.13(b)
Dissenting Shareholder	2.06(a)
Dissenting Shares	2.06(a)
Dutch Permits	3.12
Effective Time	2.03
Excluded Shares	2.06(a)
Exon-Florio Review	6.03(a)
FCC	3.08(a)
Final Termination Date	9.02(a)
Goldman Sachs	3.20(a)
Health Status Reports	3.18(a)
HSR Act	3.08(a)
Indemnified Parties	6.06(a)
Insurance Policy	3.06
ITAR	3.08(a)
ITU	3.18(b)
Leased Property	3.21(b)
Letter of Transmittal	2.07(b)
Major Stations	3.18(c)
Material Backlog Contracts	3.11(b)
Memorandum of Association	2.03
NS B.V.	Recitals
NYSE	3.08(a)
Owned Property	3.21(a)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parties	Preamble
Paying Agent	2.07(a)
Payment Fund	2.07(a)
Representatives	6.04(a)
Required Approvals	8.01(b)
Required Company Vote	3.02
Revised Confidentiality Terms	6.04(a)
SEC	3.03(a)
Section 108 Documents	2.03
SER Notification	3.08(a)
Superior Proposal	6.04(b)
Tail Policy	6.06(c)
VAT	3.16(e)
Voting Agreement	Recitals
Works Council Advice	Recitals

ARTICLE II

THE AMALGAMATION

        2.01    The Amalgamation.    Upon the terms and subject to the conditions set forth in this Agreement and the Amalgamation Agreement, substantially in the form attached as Exhibit B hereto (the "Amalgamation Agreement"), and in accordance with the Companies Act, at the Effective Time,

Amalgamation Sub and the Company shall amalgamate and the Company and Amalgamation Sub shall continue as a Bermuda exempted company as a result of the Amalgamation.

        2.02    Closing Date.    The closing of the transactions provided for in this Agreement and the Amalgamation Agreement (the "Closing") shall be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY, at 10:00 a.m., local time, on the first Business Day after the satisfaction or waiver (subject to applicable Law) of the latest to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other place and on such other date as shall be agreed to by the parties hereto in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." For purposes of this Agreement, the term "Business Day" shall mean a day other than (a) Saturday or Sunday or (b) any other day on which banks in the city and state of New York or in Hamilton, Bermuda are permitted or required to be closed.

        2.03    Effective Time.    On the Closing Date, as part of and as a condition to the Closing, the parties hereto shall cause the Amalgamation to be consummated by filing the memorandum of association (the "Memorandum of Association") of the Amalgamated Company, in the form attached as Schedule 1 to the Amalgamation Agreement, and all other documents required by Section 108 of the Companies Act (together with the Memorandum of Association, the "Section 108 Documents") with the Bermuda Registrar of Companies in accordance with Section 108 of the Companies Act. The authorized share capital of the Amalgamated Company shall be U.S.$12,000 divided into shares of U.S.$1.00 each (the "Amalgamated Company Shares"). The term "Effective Time" means the date and time that the Amalgamation shall become effective pursuant to the Companies Act. The bye-laws (the "Bye-Laws") of the Amalgamated Company shall be in the form attached as Schedule 2 to the Amalgamation Agreement.

        2.04    Effect of the Amalgamation.    At the Effective Time, the effect of the Amalgamation shall be as provided in Section 109 of the Companies Act.

        2.05    Directors; Officers.    From and after the Effective Time, the directors of the Amalgamated Company shall be as set forth in the Amalgamation Agreement, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the Memorandum of Association, the Bye-Laws, this Agreement and the Amalgamation Agreement. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Amalgamated Company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the Memorandum of Association, the Bye-Laws, this Agreement and the Amalgamation Agreement.

        2.06    Effect on Shares.    Pursuant to the terms of this Agreement and the Amalgamation Agreement, at the Effective Time, by virtue of the Amalgamation and without any action on the part of Amalgamation Sub, the Company, Parent as the holder of the shares of Amalgamation Sub or the holders of common shares, par value U.S.$0.01 per share (the "Company Shares"), of the Company:

          (a)    Amalgamation Consideration.    Each Company Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive U.S.$22.52 in cash (without interest, subject to applicable withholding for Taxes, levies, imposts or other governmental charges) (the "Amalgamation Consideration"). At the Effective Time, the Company Shares shall no longer be issued and outstanding and each certificate (a "Certificate") representing any Company Shares (other than Excluded Shares) shall represent only the right to receive the Amalgamation Consideration. At the Effective Time, any Dissenting Shares shall be converted into only the right to receive the value thereof as appraised by the Supreme Court of Bermuda. For purposes of this Agreement, the term "Excluded Shares" means

  (A) Company Shares that are owned by Parent, Amalgamation Sub or any other direct or indirect Subsidiary of Parent (not held on behalf of, or as security for obligations owed by, third parties), (B) Company Shares that are owned by any direct or indirect Subsidiary of the Company (not held on behalf of, or as security for obligations owed by, third parties) and (C) Company Shares ("Dissenting Shares") that are held by any registered holder (each, a "Dissenting Shareholder") that has properly dissented pursuant to Section 106(6) of the Companies Act.

          (b)    Cancellation of Shares.    Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder thereof, shall cease to be issued and outstanding and shall be cancelled without any conversion or payment of any consideration therefor.

          (c)    Amalgamation Sub.    Each share of Amalgamation Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid Amalgamated Company Share.

          (d)    Dissenters' Rights.    The Company shall give Parent (i) prompt notice of the existence of any Dissenting Shareholders, attempted withdrawals of applications to the Supreme Court of Bermuda for appraisal of the fair value of the shares and any other documents served pursuant to the Companies Act and received by the Company relating to any Dissenting Shareholder's rights to be paid the fair value of such Dissenting Shareholder's Company Shares, as provided in Section 106 of the Companies Act and (ii) the opportunity to direct and conduct any and all negotiations and proceedings with respect to demands for appraisal under the Companies Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Shares, offer to settle or settle any demands or approve any withdrawal of any such demands.

        2.07    Exchange of Certificates; Payment of Amalgamation Consideration.    (a) At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent, with the Company's prior approval, which approval shall not be unreasonably withheld (the "Paying Agent"), for the benefit of the holders of Company Shares other than Excluded Shares, cash in respect of the aggregate Amalgamation Consideration in exchange for issued and outstanding Company Shares upon due surrender of the Certificates and other materials pursuant to the provisions of this Article II (such amounts being hereinafter referred to as the "Payment Fund"). Parent will cause the Amalgamated Company to cause the Paying Agent, pursuant to irrevocable instructions, to make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement. The Paying Agent shall invest any funds held by it for purposes of this Section 2.07 as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. The Amalgamated Company shall pay to Dissenting Shareholders the fair value of the Dissenting Shares in accordance with the requirements of Sections 106(6A) and 106(6B) of the Companies Act.

        (b)   Promptly following the Effective Time, Parent shall cause the Amalgamated Company to cause the Paying Agent to mail to each record holder of Company Shares immediately prior to the Effective Time a letter of transmittal (the "Letter of Transmittal") that shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of Certificates to the Paying Agent and which sets forth the procedures by which holders of Certificates, and the holders of book shares, which are uncertificated, may receive the Amalgamation Consideration. Upon a holder complying with such procedures, the Paying Agent will deliver to such holders cash in an amount (without interest, subject to applicable withholding for Taxes, levies, imposts or other governmental charges) equal to the number of Company Shares (other than Excluded Shares) owned by such person immediately prior to the Effective Time multiplied by the Amalgamation Consideration. All such Certificates shall forthwith be canceled and book accounts shall be canceled. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered or book account is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that all documentation for a book account transfer is received and that the Person requesting such payment pay any transfer or similar Taxes required by reason of the payment to a Person other than the registered holder or establish to the satisfaction of the Amalgamated Company that such Tax has been paid or is not applicable.

        (c)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Amalgamated Company, the posting by such Person of a bond in such reasonable amount as the Amalgamated Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Amalgamation Consideration with respect to the Company Shares formerly represented thereby.

        (d)   Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for six months after the Effective Time shall be paid to the Amalgamated Company. Any former shareholders of the Company who have not complied with Section 2.07(b) prior to the end of such six-month period shall thereafter look only to the Amalgamated Company (subject to abandoned property, escheat or other similar laws) for payment of their claim for the Amalgamation Consideration. Neither Parent, Amalgamation Sub nor the Amalgamated Company shall be liable to any holder of Company Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates (or book shares) shall not have been surrendered prior to six years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law), unclaimed funds payable with respect to such Certificates (or book shares) shall become the property of the Amalgamated Company, free and clear of all claims or interest of any Person previously entitled thereto.

        2.08    Adjustments to Prevent Dilution.    If, between the date of this Agreement and the Effective Time, the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class, in either case by reason of a share consolidation, reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, amalgamation, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Amalgamation Consideration shall be equitably adjusted.

        2.09    Stock Options.    Immediately prior to the Effective Time, each option (whether or not then vested or exercisable) to purchase Company Shares granted to Employees, directors, or independent contractors of the Company or any of its Subsidiaries under any stock option or stock incentive plan (or agreement related thereto) of the Company (each, a "Company Incentive Plan") that is outstanding at such time (each, a "Company Stock Option") shall be canceled, and the former holder of each such canceled Company Stock Option, without any action on the part of such former holder and in full consideration of such cancellation, shall be entitled to receive, at the Effective Time, from the Company with respect to each Company Share previously issuable under such canceled Company Stock Option an amount in cash (less any applicable withholding Taxes) equal to the excess, if any, of the Amalgamation Consideration over the then applicable exercise price per Company Share of such Company Stock Option. After the Effective Time, former holders of canceled Company Stock Options shall have no further rights in respect of such canceled Company Stock Options.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

        Except as otherwise set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Amalgamation Sub as follows (provided that for purposes of this Article III, with respect to any representations or warranties covering periods prior to the formation of NS B.V., (i) references to NS B.V. (including as a Subsidiary of the Company) shall be deemed to include for such prior periods the predecessors of NS B.V. during such prior periods, including New Skies Satellites N.V. but excluding Intelsat Ltd. or its predecessors or any of their respective Affiliates and (ii) references to other Subsidiaries of the Company shall be deemed to include for such prior periods such Subsidiaries' predecessors during such prior periods, if any):

        3.01    Organization and Qualification; Capitalization; Subsidiaries; Indebtedness.    (a) The Company and each of its Subsidiaries (other than Subsidiaries that are immaterial to the Business) is a corporation or legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or formation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

        (b)   Except for the Subsidiaries of the Company set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other voting security of any other entity or any other investment in any other entity.

        (c)   The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (if and to the extent such term is recognized in the relevant jurisdiction) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failures to be so duly qualified or licensed and in good standing have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in bankruptcy or moratorium of payment, no petitions for bankruptcy or moratorium of payment have been made with respect thereto and no resolutions have been adopted with respect to the dissolution or liquidation of the Company or any Subsidiary of the Company.

        (d)   The Company has heretofore delivered or made available to Parent accurate and complete copies of (i) the memorandum of association and bye-laws or other similar organizational documents in effect as of the date hereof of the Company and each of its Subsidiaries, (ii) the minutes of meetings of the board of directors and the shareholders of the Company and each of its Subsidiaries (other than such Subsidiaries that are immaterial to the Business), and (iii) the resolutions (since December 31, 2004) adopted by the Boards of Directors or the shareholders of the Company and each Subsidiary of the Company (other than such Subsidiaries that are immaterial to the Business), to the extent memorialized in writing. Each such document so delivered is in full force and effect, and no other organizational documents are applicable to or binding upon the Company or any of its Subsidiaries.

        (e)   The authorized share capital of the Company consists of (i) 500,000,000 Company Shares, of which 32,419,745 Company Shares were issued and outstanding as of December 12, 2005 (the "Capitalization Date"), and as of the Capitalization Date an adequate number of Company Shares were reserved for issuance upon or otherwise deliverable in connection with the exercise of Company Stock Options issued pursuant to the Company Incentive Plans; (ii) 250,000,000 shares of preferred stock, par value U.S.$0.01 per share, of which none was issued or outstanding as of the Capitalization Date and (iii) no bonds, debentures, notes or other instruments or evidence of Indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote)

on any matters of which the Company shareholders may vote were issued or outstanding. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid and non-assessable and were issued free of preemptive (or similar) rights. As of the Capitalization Date, the Company has outstanding Company Stock Options to purchase 1,566,749 Company Shares, each of which has an exercise price of $2.986510 per Company Share. Except (i) as set forth in this Section 3.01(e); (ii) for the transactions contemplated by this Agreement and the Amalgamation Agreement, including those permitted in accordance with Section 5.01 and (iii) for changes since the Capitalization Date resulting from the exercise of Company Stock Options outstanding on the Capitalization Date or adjustments to the number of Company Shares subject to Company Stock Options outstanding as of the Capitalization Date as a result of a record date with respect to a distribution on the Company Shares in accordance with the terms of any Company Incentive Plan in existence on the Capitalization Date, there are no outstanding (A) shares of capital stock or other equity securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other equity securities of the Company, (C) options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, register, transfer or sell, any capital stock, securities or securities convertible into or exchangeable or exercisable for capital stock or securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, restricted stock, restricted stock units, subscription or other right, convertible security, agreement, arrangement or commitment, and (D) equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the items in clauses (A), (B), (C) and (D) being referred to collectively as the "Company Securities"). None of the Company or its Subsidiaries has any outstanding obligation to redeem, repurchase or otherwise acquire any Company Securities or any of the Company Subsidiary Securities (as defined below), or to provide funds to or make any investment in excess of U.S.$5 million in the aggregate (in the form of a loan, capital contribution or otherwise) in any Subsidiary (other than any wholly-owned Subsidiary) of the Company or any other Person. There are no shareholders' agreements, voting trusts, registration rights agreements or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, disposition or dividends of the Company Securities or the Company Subsidiary Securities.

        (f)    All of the outstanding capital stock of, or other ownership interests in, the Company's Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Liens other than Permitted Liens. Each of the outstanding shares of capital stock or other equity interests of each such Subsidiary is duly authorized, validly issued, fully paid and non-assessable and was issued free of preemptive (or similar) rights. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other equity securities of any Subsidiary of the Company, (C) options, warrants or other rights to acquire from any Subsidiary of the Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of the Company, obligating any Subsidiary of the Company to issue, register, transfer or sell, any capital stock, securities or securities convertible into or exchangeable or exercisable for capital stock or securities of such Subsidiary or obligating such Subsidiary to grant, extend or enter into any such option, warrant, restricted stock, restricted stock units, subscription or other right, convertible security, agreement, arrangement or commitment, and (iii) equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the items in clauses (i), (ii) and (iii), together with all outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company being referred to collectively as the "Company Subsidiary Securities").

        (g)   As of December 12, 2005, the Blackstone Funds own of record, in the aggregate, not less than 55% of the Company's outstanding shares of capital stock.

        (h)   The Indebtedness of the Company and its Subsidiaries, on a consolidated basis, outstanding as of the date hereof under the Notes and the Existing Credit Agreement is no more than U.S.$431,000,000 in the aggregate, net of cash and cash equivalents.

        3.02    Authority Relative to This Agreement.    The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Amalgamation Agreement and to consummate the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement, subject only to the approval of this Agreement, the Amalgamation and the Amalgamation Agreement required by Section 106 of the Companies Act (the "Required Company Vote"). The Board of Directors of the Company has duly and validly authorized the execution, delivery and performance by the Company of this Agreement and the Amalgamation Agreement and approved the consummation by the Company of the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement, and has (i) taken all corporate actions required to be taken by it for the execution, delivery and performance of this Agreement and the Amalgamation Agreement and the consummation of the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement, (ii) by unanimous resolution approved and declared advisable, and in the best interests of the Company, the Amalgamation, this Agreement, the Amalgamation Agreement and the other transactions contemplated by this Agreement and the Amalgamation Agreement and (iii) unanimously recommended that the shareholders of the Company approve and adopt the Amalgamation, this Agreement, the Amalgamation Agreement and the other transactions contemplated by this Agreement and the Amalgamation Agreement. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Amalgamation Agreement or to consummate the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement, other than the Required Company Vote. This Agreement has been and the Amalgamation Agreement will be duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Amalgamation Sub) constitutes and will constitute a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equity principles (whether considered in a proceeding in equity or at law).

        3.03    Regulatory Reports; Financial Statements.    (a) The Company and NS B.V. have timely filed all registration statements, prospectuses, schedules, statements, forms, reports and documents (including exhibits and all other information incorporated by reference required to be filed by the Company and/or NS B.V. with the U.S. Securities and Exchange Commission (the "SEC") and the NYSE from and after December 31, 2004, each of which (including any financial statements or schedules included or incorporated by reference therein), as of its respective date, was prepared in accordance and fully complied in all material respects with all applicable requirements (except if, and to the extent that, such registration statement, schedule, statement, form, report or other document was subsequently amended, superseded or supplemented by a filing made prior to the date hereof). No other Subsidiary of the Company, other than NS B.V., is required to file any form, report or other document with the SEC. None of such registration statements, prospectuses, forms, reports or documents, including any financial statements, exhibits or schedules included or incorporated by reference therein, contained, when filed (and, if amended, superseded or supplemented by a filing made prior to the date hereof, then on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Prior to the date hereof, the Company has not filed and has not been required to file any proxy or information statement with the SEC. The Company has heretofore delivered or made available to Parent, in the form filed with the SEC (including any amendments thereto) copies of all SEC Reports. All of the Company's Dutch Subsidiaries (or their predecessors) during the last four years have timely filed their annual accounts with the Chamber of Commerce in The Netherlands.

        (b)   The audited and unaudited consolidated financial statements (including the related notes) contained in the SEC Reports as of their respective dates (and, if amended, superseded or supplemented by a filing made prior to the date hereof, then on the date of such filing) (the "Company Financial Statements"): (i) complied as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as specifically indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries in the case of the Company SEC Reports, and NS B.V. and its consolidated Subsidiaries, in the case of the NS B.V. SEC Reports, in each case, as of their respective dates (and, if amended, superseded or supplemented by a filing made prior to the date hereof, as of the date of such filing) (except, in the case of unaudited financial statements, subject to normal year-end audit adjustments and for the absence of footnotes).

        (c)   Since December 31, 2004, neither the Company nor any of its Subsidiaries has received written notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

        (d)   The Company and its Subsidiaries are in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to the Company and its Subsidiaries.

        3.04    No Undisclosed Liabilities.    The Company and its Subsidiaries have no material liabilities or obligations of any nature, whether or not accrued, absolute, contingent, liquidated or unliquidated or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under U.S. GAAP, except for (i) Liabilities identified in the Company Financial Statements as of December 31, 2004 and (ii) Liabilities incurred since December 31, 2004, which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        3.05    Absence of Changes.    Except as otherwise specifically contemplated by this Agreement, since December 31, 2004 and, for purposes of clause (a) below only, prior to the date of this Agreement:

          (a)   the Company and its Subsidiaries have conducted their business in all material respects only in the ordinary course consistent with past practice and there has not been:

            (i)    any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition for value by the Company or any Subsidiary of the Company of any securities of the Company or of any of its Subsidiaries, other than (A) any dividend or distribution paid to the Company or any Subsidiary of the Company or (B) in connection with the exercise of any Company Stock Option;

            (ii)   Except for letters of credit issued in connection with pre-payments by customers in an aggregate amount up to U.S.$5 million or borrowings under existing lines of credit in an aggregate amount up to U.S.$5 million (A) any incurrence or assumption (or agreement to incur or to assume) by the Company or any Subsidiary of the Company of any Indebtedness or (B) any guarantee, endorsement or other incurrence or assumption of (or agreement to guarantee, endorse, incur or assume) liability (whether directly, contingently or otherwise) by the Company or any Subsidiary of the Company for the obligations of any other Person (other than any wholly-owned Subsidiary of the Company);

            (iii)  any Contract entered into by the Company or any Subsidiary of the Company relating to any material acquisition, disposition, sale, assignment, transfer, lease or license (in whole or in part) of any assets, rights, properties or business;

            (iv)  any change in any method of accounting or accounting principles or material change in any practice by the Company or any of its Subsidiaries affecting the consolidated assets, liabilities or results of operations of the Company;

            (v)   any (A) grant of any severance or termination pay to any director or officer of the Company or any Subsidiary of the Company; (B) entry into any employment, deferred compensation, consulting or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or its Subsidiaries; (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (D) increase in compensation, bonus or other benefits payable to directors or officers of the Company or its Subsidiaries, other than, in the case of (C) and (D), in the ordinary course of business;

            (vi)  any action, event or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Parent under Section 5.01(d), (e)(iii), (g), (i), (j), (k), (l), (m) and (p); or

            (vii) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

          (b)   There has not been any event, change, circumstance or effect which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        3.06    Insurance.    A list of all launch and in-orbit satellite insurance policies held by or applicable to the Company or its Subsidiaries in effect as of the date hereof is set forth in Section 3.06 of the Company Disclosure Schedule. Copies of all such insurance policies have been made available to Parent. (i) All such policies are in full force and effect; (ii) neither the Company nor any Subsidiary of the Company is in breach or default in any material respect (including any such breach or default in any material respect with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification in any material respect, under each such insurance policy to which any of the Company or its Subsidiaries is either an insured or a beneficiary (an "Insurance Policy"); (iii) all premiums due and payable in respect of each Insurance Policy have been paid and none of the Company and its Subsidiaries has given or received written notice from any insurer or agent of any intent to cancel any such Insurance Policy; (iv) all appropriate insurers under such insurance policies have been notified of all events required to be disclosed in accordance with such policies, all claims since January 1, 2003 have been properly made for potentially insurable material losses Known to the Company in accordance with such insurance policies and no such insurer has informed the Company or any of its Subsidiaries since January 1, 2003 of any denial of coverage or reservation of rights thereto; (v) none of the Company and its Subsidiaries has received written notice from any insurance company or Governmental Authority of any defects or inadequacies that is reasonably likely to adversely affect the insurability of, or to cause a material increase in the premiums for, insurance covering any of the Company and its Subsidiaries or any of their respective properties or assets that have not been cured or repaired to the satisfaction of the party issuing the notice; and (vi) to the Company's Knowledge, no insurer on any Insurance Policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Section 3.06 of the Company Disclosure Schedule also sets forth all other material insurance policies in effect as of the date hereof and owned, held by or applicable to the Company and its Subsidiaries.

        3.07    Information Supplied.    None of the information included or incorporated by reference in the Proxy Statement or in any document filed with any Governmental Authority (including, in each case, any amendments or supplements thereto) and any other documents included therein, will, on the date the Proxy Statement is mailed to the Company's shareholders or, as applicable, the date on which the applicable filing is made, or at the time immediately following any amendment or supplement to the

Proxy Statement or such filing, as applicable, or at the time the Company Shareholders Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Company makes no representations regarding any information furnished in writing by Parent, Amalgamation Sub or their respective Affiliates specifically for inclusion in the Proxy Statement or such filing. If at any time prior to the Closing, any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to the Proxy Statement or any filing with any Governmental Authority, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be, to the extent required by Law, disseminated to the shareholders of the Company.

        3.08    Consents and Approvals; No Violations.    (a) No consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, except (i) as may be required by the New York Stock Exchange (the "NYSE") or under the Exchange Act; (ii) the SER Notification and as may be required by any Dutch Law regulating or purporting to regulate directly or indirectly the operation of geostationary earth orbit satellites as may be enacted or promulgated after the date hereof; (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and other filings under applicable Antitrust or similar Laws, (iv) consent of the Federal Communications Commission ("FCC") and such other filings with the FCC as may be required under its rules and the Communications Act of 1934, as amended (the "Communications Act"); (v) such other consents, approvals, orders, authorizations, notifications, and permits as set forth in Section 3.08(a) of the Company Disclosure Schedule; (vi) such other consents, approvals, orders, authorizations, notifications and permits as may be required by the U.S. Department of State pursuant to the International Traffic in Arms Regulations ("ITAR"), including but not limited to authorization of the transfer to Parent of registration, ownership or control of any Company Satellite, satellite components or parts, or any related technical services, subject to U.S. jurisdiction; and (vii) such other consents or notifications the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. As of the date hereof the Company or one of its Subsidiaries has received the Works Council Advice. The Company shall cause NS B.V. to inform the SER of the intended transaction pursuant to the SER Merger Code (SER besluit Fusiegedragsregels 2000) (the "SER Notification") on the date hereof.

        (b)   Neither the execution, delivery and performance of this Agreement and the Amalgamation Agreement by the Company nor the consummation by the Company of the Amalgamation or the other transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective memorandum of association or bye-laws (or similar governing documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute a default, require consent, or result in the loss of a benefit under or give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation, or the creation of any Lien under, any of the terms, conditions or provisions of any Contract, Permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) (provided that the filings, notifications, Permits, consents and approvals referenced in Section 3.08(a) have been made or obtained), violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) and (iii) for violations, breaches, losses or defaults that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        3.09    No Default.    Neither the Company nor any of its Subsidiaries is in violation of any term of (i) its memorandum of association, articles of association, bye-laws or other organizational documents, (ii) any agreement or instrument related to Indebtedness or any other agreement to which it is a party or by which it is bound, or (iii) any Law applicable to the Company, its Subsidiaries or any of their respective rights, Permits, properties or assets, except for violations which, in the case of clauses (ii) and (iii), do not have, and would not reasonably be expected to (A) have, individually or in the aggregate, a Company Material Adverse Effect or (B) to the Company's Knowledge, materially adversely affect the ability of the Parties to obtain the Required Approvals.

        3.10    Litigation.    There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective rights, Permits, properties or assets which has had, or would reasonably be expected to (A) have, individually or in the aggregate, a Company Material Adverse Effect or (B) to the Company's Knowledge, as of the date hereof, materially adversely affect the ability of the Parties to obtain the Required Approvals. As of the date hereof, no Officer or director of the Company or any of its Subsidiaries is a defendant in any Action commenced by shareholders of the Company with respect to the performance of his or her duties as an Officer and/or director of the Company. There exists no Contract with any of the directors and Officers of the Company or its Subsidiaries that provides for indemnification by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any outstanding order, writ, injunction or decree, except for orders, writs, injunctions and decrees which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        3.11    Material Contracts.    (a) Section 3.11 of the Company Disclosure Schedule sets forth a complete and correct list of the Material Contracts. Complete and correct copies of the written Material Contracts have been delivered or made available to Parent. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts constitutes the valid and legally binding obligation of the Company or, as applicable, a Subsidiary of the Company, enforceable in accordance with its terms, and is in full force and effect and (ii) there is no default under any Material Contract either by the Company or, as applicable, a Subsidiary of the Company, or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, as applicable, a Subsidiary of the Company, or, to the Knowledge of the Company, by any other party.

        (b)   Section 3.11(b) of the Company Disclosure Schedule sets forth the Backlog as of September 30, 2005 and the Contracts representing the 100 largest contributions to the Backlog (the "Material Backlog Contracts"). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no event has occurred which would result in any breach or violation of, constitute a default, require consent or result in the loss of a benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries (in each case, with or without notice or lapse of time or both) pursuant to, any Material Backlog Contract, except for any payment defaults under transponder sale or lease agreements which are not more than ninety (90) days past due.

          (c)   (i)    Neither the Company nor any of its Subsidiaries is or for the last three years has been participating in, or to the Knowledge of the Company, the subject of, any investigation, indictment or audit (other than routine contract audits) by any Governmental Authority relating to the Government Contracts, billings, claims or business practices that is reasonably likely to lead to criminal or civil penalties or the cancellation of any Government Contract, and, to the Knowledge

  of the Company, no such investigation has been threatened or is actively being considered; neither the Company nor any of its Subsidiaries, nor any of their directors or officers at the time they were employed by the Company or its Subsidiaries (or, to the Knowledge (which for these purposes means actual knowledge of the relevant individual without requirement of further inquiry) of the Company, at any time during the five years before they were employed by the Company or any of their Subsidiaries) has been debarred or suspended from doing business under the Federal Acquisition Regulations or other similar applicable Laws by any Governmental Authority or from bidding for, or obtaining any Government Contract, and to the Knowledge of the Company, no such Action is pending or threatened;

          (ii)   To the Company's Knowledge, each of the Company and its Subsidiaries has complied in all material respects with all applicable requirements, if any, under the Federal Truth in Negotiations Act (codified at 10 U.S.C. Sections 2306 and 2306a; 41 U.S.C. Section 254b) and the Federal Acquisition Regulations and other applicable statutes and supplemental regulations with respect to Government for services provided by the Company or any of its Subsidiaries. No material Government Contract is subject to the U.S. government cost accounting standards, as set forth in 48 C.F.R. Part 30. Neither the Company nor any of its Subsidiaries has engaged in any fraudulent act, bribery or other act of dishonesty or made any misrepresentation of fact in connection with soliciting, negotiating, obtaining or maintaining any Government Contract;

          (iii)  To the Company's Knowledge, no Governmental Authority has requested in writing any actual or potential price reduction, adverse contract adjustment, disallowance of costs or claims in respect of any Government Contract;

          (iv)  Neither the Company nor any of its Subsidiaries holds any classified Government Contract or has had any Government Contract terminated for default;

          (v)   Except as set forth in Section 3.11(c)(v) of the Company Disclosure Schedule, no consent, approval or notice under any Governmental Contract is necessary as a result of the execution, delivery and performance of this Agreement; and

          (vi)  To the Company's Knowledge, neither the Company nor any of its Subsidiaries has received, with respect to any Government Contract, written notice of: (A) any final decision or unilateral modification assessing a price reduction, penalty or claim for damages or other remedy; (B) any claim, based on assertions of defective pricing or asserted violations of government cost accounting standards or cost principles; (C) any claim for indemnification by any Governmental Authority; (D) an equitable adjustment of or claim concerning such Government Contract submitted by or brought by either the Company or any of its Subsidiaries or brought by any subcontractors or suppliers against either the Company or any of its Subsidiaries; or (E) any disallowance of costs (direct or indirect) or related claims, in each case referred to in one of the preceding clauses of this Section 3.11(c)(iv).

        3.12    Permits; Compliance with Applicable Laws.    The Company and its Subsidiaries hold all Permits as are necessary for the lawful conduct of their respective businesses as currently conducted and to own, lease or operate their properties and assets (collectively, the "Company Permits"), except for failures to hold such Permits that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.12 of the Company Disclosure Schedule sets forth all Permits issued to the Company and its Subsidiaries by, and all pending applications that would modify or result in the issuance of new Permits filed by the Company and its Subsidiaries with, the Dutch Telecommunications Agency (Agentschap Telecom) (the "AT"), the Dutch Ministry of Economic Affairs, or any other Dutch Governmental Authority relating to the ability of the Company and/or its Subsidiaries to utilize geostationary arc orbital locations and associated frequencies (the "Dutch Permits"). For the avoidance of doubt, the Dutch Permits are included within the term Company Permits under this Agreement. The Company has delivered or made available to

Parent all material correspondence it or any of its Subsidiaries has had with any Dutch Governmental Authority since December 31, 2002 with respect to such Dutch Permits. To the Company's Knowledge, no other Person has received any such Permit from any Dutch Governmental Authority to utilize the geostationary arc orbital locations and associated frequencies set forth in the Dutch Permits and to the Company's Knowledge following Closing the Company will continue to exercise the same rights with respect to the Dutch Permits as the Company enjoys today, including the right to replace satellites at the relevant orbital locations to the same extent as if the Amalgamation had not occurred; nor have the Company or any of its Subsidiaries received any written communication from any Dutch Governmental Authority or otherwise have Knowledge to any contrary effect. Section 3.12 of the Company Disclosure Schedule sets forth (i) all Permits issued to the Company and its Subsidiaries by, and all pending applications that would modify such Permits or result in the issuance of new Permits filed by the Company and its Subsidiaries with, the FCC, and (ii) all Permits issued to the Company and its Subsidiaries by, and all pending applications that would modify such Permits or result in the issuance of new Permits filed by the Company and its Subsidiaries with, any other Governmental Authority related to communications regulatory authorization to commercialize or operate space segment electromagnetic radio spectrum or provide communications services within a given jurisdiction. The Company and its Subsidiaries are the sole licensee of each Company Permit, free and clear of all encumbrances except for encumbrances listed on the face of such Permit or provided by applicable Laws. All reports and other documents related to the Permits required to be filed by the Company or the Company Subsidiaries with any Governmental Authority are correct in all material respects. The Company and its Subsidiaries are in compliance with the terms of the Company Permits and, to the Company's Knowledge, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to any Person any right of termination, amendment or cancellation (with or without notice or lapse of time or both) of any such Company Permit, except for such failures to so comply as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any Company Permit, except for revocations or modifications which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company, any of its Subsidiaries or any of their relevant personnel and operations is, or since December 31, 2002, has been, in violation of any Law applicable to its business, properties or operations, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company, any of its Subsidiaries or the Company Permits is pending or threatened, nor has any Governmental Authority indicated an intention to conduct the same, against the Company or any of its Subsidiaries, alleging any violation of any Law, except, in each case, for those investigations or reviews the outcomes of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        3.13    Employee Benefit Plans.    (a) Section 3.13(a) of the Company Disclosure Schedule lists each material compensation, benefit and pension plan, Contract, program, policy or arrangement (including, any employee benefit plan as defined in Section 3(3) of ERISA) maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its Subsidiaries, covering current or former employees, officers, directors and consultants of the Company and its Subsidiaries and under which the Company or any of its Subsidiaries has any present or future liability (individually, a "Company Plan," or collectively, the "Company Plans").

        (b)   (i)    With respect to each Company Plan, all material payments due from the Company or any of its Subsidiaries to date have been timely made or have been reflected on the Company Financial Statements; (ii) there are no material Actions (other than routine claims for benefits) pending or, to the Company's Knowledge, threatened against the assets of any Company Plan; (iii) the Company and its Subsidiaries have complied in all material respects with, and each Company Plan conforms in all material respects, in form and operation to, its terms and all applicable Laws and have received all necessary approvals by any Governmental Authority in order to be treated (for tax and other purposes) in the manner currently treated by the Company and its Subsidiaries and, if applicable, has received a favorable determination letter as to its qualifications; (iv) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; and (v) no Company Plan provides retiree welfare benefits and neither the Company nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by applicable Law.

        (c)   To the Knowledge of the Company, no Company Plan is under audit or is the subject of an investigation by any Governmental Authority, nor is any such audit or investigation pending or threatened.

        (d)   The consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event), will not (i) entitle any Person to any benefit under any Company Plan; or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any Person under any Company Plan or otherwise (with the exception of the vesting or payments to be made in connection with the cancellation, expiration, extinguishment or vesting, as applicable, of the outstanding Company Stock Options and adjustments in the number of Company Shares subject to Company Stock Options outstanding as of the Capitalization Date as a result of the record date with respect to a distribution on the Company Shares in accordance with the terms of any Company Incentive Plan in existence on the Capitalization Date). There is no Contract, plan or arrangement (written or otherwise) covering any Employee, director or independent contractor of the Company or any of its Subsidiaries that, individually or collectively as a result of the transactions contemplated by this Agreement, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

        (e)   No Company Plan is subject to Title IV of ERISA and neither the Company, its Subsidiaries nor any member of their Controlled Group has in the eighteen (18) months preceding the date hereof sponsored or contributed to, or has or had any liability or obligation in respect of, any plan subject to Title IV of ERISA.

        (f)    The Company has delivered or made available to Parent with respect to each Company Plan for which the following exists:

          (i)    in respect of each Company Plan for which financial statements and/or actuarial reports are required to be or are otherwise prepared, the most recent copy of such financial statements or actuarial reports;

          (ii)   if Company Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement;

          (iii)  a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each Company Plan; and

          (iv)  the most recent Form 5500 filed for each Company Plan.

        3.14    Labor Matters.    (a) Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which their respective employees or any of them belong nor, to the Company's Knowledge, is there any current organizing activity with respect to any group of Employees. There are no unions involved with the Company or any of its Subsidiaries for the purpose of the SER Besluit Fusiegedragsregels 2000.

          (b)   (i)    Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Contract with a labor union or labor organization, nor is any such Contract presently being negotiated;

          (ii)   neither the Company nor any of its Subsidiaries is the subject of any Action asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to the Company's Knowledge, is such proceeding threatened;

          (iii)  there is no (A) strike, (B) work stoppage, (C) lockout or (D) other labor dispute that could be material to the Company and its Subsidiaries taken as a whole, in each case involving the Company or any of its Subsidiaries pending or, to the Company's Knowledge, threatened; and

          (iv)  since December 31, 2003 there have been no delays in the fulfillment of any obligations towards the Employees that would be reasonably expected to lead to a material dispute with the Company.

        3.15    Environmental Matters.    Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   (i) the operations of the Company and its Subsidiaries are in compliance with all, and have not violated any, applicable Environmental Laws; (ii) each of the Company and its Subsidiaries possesses all Environmental Permits required to operate its business as operated on the date hereof and complies with each and has not violated any such Environmental Permit; (iii) there are no pending or, to the Company's Knowledge, threatened, Actions under or pursuant to Environmental Laws (A) against the Company or its Subsidiaries, or (B) involving any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries and (iv) the Company and its Subsidiaries are not subject to any Environmental Liabilities and, to the Company's Knowledge, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon that would reasonably be expected to result in Environmental Liabilities.

          (b)   to the Company's Knowledge, there has been no Environmental Report in relation to any real property now or previously owned or operated by the Company or any of its Subsidiaries that has not been delivered or made available to Parent prior to the date hereof.

        3.16    Taxes.    Except as set forth on Section 3.16 of the Company Disclosure Schedule:

          (a)   The Company and its Subsidiaries have paid or have had paid on their behalf all material Taxes due and payable, or adequate reserves have been established on the Company Financial Statements for such Taxes. The Company and its Subsidiaries have filed or have had filed on their behalf on a timely basis with the appropriate Tax Authorities all material Dutch, Luxembourg and Irish corporate income, capital, dividend withholding, and value-added tax Tax Returns and all other material Tax Returns required by the applicable Laws of any jurisdiction and all such returns are true, correct, and complete in all material respects.

          Since the date of the Company Financial Statements, neither the Company nor any Subsidiary has been involved in any transaction which has given or may give rise to a liability to a material Tax on the Company or any Subsidiary (or would have given or might give rise to such a liability but for the availability of any relief) other than Tax in respect of income or receipts arising from transactions entered into in the ordinary course of business, and no material expense has been paid or accrued by the Company or any Subsidiary which does not arise out of transactions entered into in the ordinary course of business for which no reasonable basis is available to claim a deduction for the purposes of corporate income tax either in computing the profits of the Company or such Subsidiary or in computing the corporate income tax or corresponding tax chargeable on it.

          (b)   No written claim has been made by any Tax Authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is subject to material Tax by that jurisdiction.

          (c)   Schedule 3.8(c) contains a complete and accurate description of all material Tax-related litigation, proceedings or claims pending or threatened to be claimed against the Company or any Subsidiary, including the Tax amounts claimed or threatened in writing to be claimed. Neither the Company nor any of its Subsidiaries has any material obligation under any agreement (either with any person or any Tax Authority) with respect to Taxes.

          (d)   No extensions of statutes of limitations or waivers of statutes of limitations which are currently in effect with respect to any material Tax Returns have been given by or requested in writing from the Company or any of its Subsidiaries.

          (e)   The Company and its Subsidiaries have established adequate systems and procedures to meet the value added tax ("VAT") requirements of each relevant Tax Authority in all material respects. All input VAT charged to the Company or any Subsidiary can be fully credited or refunded, unless attributable to exempt activities.

          (f)    Neither the Company nor any Subsidiary is or will be held liable in respect of any material Taxes due by or attributable to any other person (including the Company and its Affiliates) nor will the Company or any Subsidiary otherwise be obliged to pay any material sums corresponding or referring to any Taxes due by or attributable to any such person on the basis of the Dutch Tax Collection Act (Invorderingswet 1990), Treasury Regulation 1.1502-6 (or any corresponding provision of Tax Law), as transferee or successor, withholding agent, or by contract or otherwise.

          (g)   All material assets (including shares) held by the Company or any of its Subsidiaries may be transferred freely to a third party and no mandatory holding period for the purpose of any material Taxes is or may become applicable. On a disposal by the Company or any of its Subsidiaries of any or all of its material assets (including shares) no claw-back provision or any other comparable provision under any applicable Law will become applicable. No relief has been claimed by and/or given to the Company or any Subsidiary or taken into account in determining or eliminating any provision for a material tax or material deferred tax in the Company Financial Statements which could or might effectively be withdrawn, postponed, restricted or otherwise lost as a result of the sale and purchases contemplated hereunder, unless such withdrawal, postponement, restriction or loss is caused by Article 20A of the Dutch Corporate Income Tax Act of 1969. The signing of this Agreement will not have any material adverse tax consequences for the Company or any Subsidiary.

        3.17    Intellectual Property.    To the Knowledge of the Company: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, covenants, conditions, and restrictions or other adverse claims or interests of any kind or nature other than Permitted Liens) and takes all reasonable actions to protect, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted by the Company and its Subsidiaries (the "Company Material IP"), including commercially reasonable steps to maintain the confidentiality of all information related to the Company Material IP that derives economic value from not being generally known to other person who can obtain economic value from its disclosure or use; (ii) the use of any Intellectual Property by the Company and its Subsidiaries, does not infringe on, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property; (iii) no Person is challenging or infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries; (iv) neither the Company nor any Subsidiary of the Company has transferred ownership of, or granted any exclusive license with respect to any Intellectual Property that is or was at the time of transfer or license material to the business of the Company or any Subsidiary of the Company; and (v) neither the Company nor any Subsidiary of the Company has received any notice of any pending or threatened claim with respect to any material Intellectual Property owned or used by the Company and its Subsidiaries

        3.18    Company Satellites.    (a) Section 3.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the satellites owned by the Company or any of its Subsidiaries (the "Company Satellites"; which term shall include the satellite designated as NSS-8 beginning at such time as Parent or any of its Subsidiaries accepts delivery thereof), by orbital location, listing the number and type of transponders thereon. The Company has made available to Parent true and correct copies of the "Health Status Reports" since December 31, 2002, including the NSS-6 Insurance Renewal Satellite Health Report—Rev.1 dated 30 August 2005 and the NSS-7 Insurance Renewal Satellite Health Report dated 25 February 2005, each as prepared by the Company's Engineering and Operations Department (collectively, the "Health Status Reports"). Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, as of the date hereof, the Company has no Knowledge of any material spacecraft-related incidents or anomalies experienced by Company Satellites or any latent design defects that are not disclosed in the Health Status Reports. The Company and its Subsidiaries have good title to the Company Satellites, in each case free and clear of all Liens except Permitted Liens.

        (b)   Section 3.18(b) of the Company Disclosure Schedule sets forth (i) a summary, by orbital location, of the status of frequency registration at the International Telecommunication Union ("ITU"), made on behalf of the Company and its Subsidiaries, including the status with respect to each orbital location hosting a Company Satellite and each other orbital location identified in the Dutch Permits, including ITU advance publication information, ITU coordination request, ITU notification requests and ITU Resolution 49 information, reference numbers and publication dates, the frequency assignments declared brought into use, suspended, or resumed, the identity of the sponsoring administration and the frequency bands authorized by the AT, (ii) the dates the Company's ITU rights at each orbital location for which corresponding frequency assignments have not been brought into use would expire, and (iii) to the Company's Knowledge, a list, as of the date hereof, of all satellite intersystem coordination agreements to which the Company or any Subsidiary of the Company is a party. To the Company's Knowledge, no Person or entity has date precedence in filing a request for coordination in accordance with the ITU Radio Regulations, or has asserted that it has rights to operate a spacecraft in a manner that would result in material harmful interference to any Company Satellite or any ground station owned and operated by the Company or its Subsidiaries.

        (c)   Section 3.18(c)(i) of the Company Disclosure Schedule sets forth all material transmitting and/or receiving radio frequency facilities consisting of land, buildings, fixtures, equipment, improvements (if any), telemetry, tracking and control equipment, service platforms and network operations centers that are owned or leased by the Company or any of its Subsidiaries (the "Company Ground Stations") or that are operated as of the date hereof by the Company or any of its Subsidiaries (the "Major Stations"). No ground station or other facility other than a Major Station identified in Section 3.18(c)(ii) of the Company Disclosure Schedule provides telemetry, tracking and control for a Company Satellite. The improvements to each Major Station and all components used in connection therewith are (i) in good operating condition and repair and are suitable for their intended purposes and (ii) supported by a back-up generator capable of generating power sufficient to meet the requirements of the operations conducted at the Major Station, in each case, in all material respects. The Company and its Subsidiaries have good title to, or in the case of leased property or assets, a valid, binding and enforceable leasehold interest in, all Company Ground Stations, in each case free and clear of all Liens except Permitted Liens.

        (d)   Except as set forth on Section 3.18(d) of the Company Disclosure Schedule, to the Company's Knowledge, no other radio communications facility is causing ongoing or chronic material harmful interference to the transmissions from or the receipt of signals by any Company Satellite or Company Ground Station, thereby impairing the ability of the Company to provide service in the ordinary course.

        3.19    Related Party Transactions.    As of the date hereof, there is no transaction, agreement or arrangement between the Company or any of its Subsidiaries on the one hand, and any Person on the other hand that would constitute a "Related Transaction" within the meaning of Item 404 of Regulation S-K under the Exchange Act.

        3.20    Brokers.    (a) No broker, finder, investment banker, other intermediary or other Person (other than Goldman, Sachs & Co. ("Goldman Sachs")) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. A copy of the engagement agreement and any other agreements between the Company or any of its Affiliates, on the one hand, and Goldman Sachs, on the other hand, has been provided to Parent.

        (b)   Schedule 3.20(b) of the Company Disclosure Schedule sets forth the Company's reasonable estimate, as of the date hereof, of the Expenses incurred or payable, or to be incurred or payable, by the Company or any of its Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby.

        3.21    Real Property.    (a) Section 3.21(a) of the Company Disclosure Schedule contains a list of the material real property owned in fee by the Company and its Subsidiaries (the "Owned Property"). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company's Knowledge: (i) each of the Company and its Subsidiaries has good and marketable title to each parcel of Owned Property free and clear of all Liens, except for the Permitted Liens; and (ii) none of the Owned Property is owned jointly with any other Person.

        (b)   Section 3.21(b) of the Company Disclosure Schedule contains a list of all material property which the Company and its Subsidiaries leases or subleases (the "Leased Property"). The Company has previously made available to Parent true, correct and complete copies of all leases for the Leased Property. With respect to each lease for the Leased Property, to the Company's Knowledge, (i) neither the Company nor any of its Subsidiaries has received any notice from the other party to a lease for any Leased Property of the termination thereof and (ii) there is no default or event which, with notice or lapse of time or both, would constitute a default under such lease on the part of the Company or any of its Subsidiaries, except for any defaults and events that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no existing, or to the Company's Knowledge, threatened, condemnation or eminent domain proceedings affecting the Owned Property or any portion thereof.

        (d)   Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the covenants, conditions, rights-of-way, easements and similar restrictions affecting any Owned Property do not, in each case, impair the ability to use such Owned Property in the operation of the Businesses as conducted on the date hereof.

        (e)   Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell, lease or purchase any real property or any portions thereof or interests therein.

        (f)    Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the buildings and other structures on the Owned Property are in good and substantial repair and fit for the purposes for which they are presently used.

        3.22    Opinion of Financial Advisor.    The Company has received the opinion of Goldman Sachs to the effect that, as of the date hereof, and based on and subject to the matters set forth in the opinion, the consideration to be received by the holders of Company Shares in connection with this Agreement is fair, from a financial point of view, to the holders of Company Shares.

        3.23    Export Controls and Trade Sanctions.    Except for matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have complied with all applicable statutory and regulatory requirements relating to export controls and trade sanctions under the Laws of the United States, as well as applicable Laws of each jurisdiction in which the Company or its Affiliates are doing business, including, without limitation, the International Traffic in Arms Regulations, the Export Administration Regulations, antiboycott provisions, and regulations administered by the Office of Foreign Assets Control. The Company and its Subsidiaries have developed and implemented export control and trade sanctions compliance programs that includes corporate policies and procedures designed to ensure compliance with applicable government export control and trade sanction statutes, regulations, and other obligations, including obtaining (or having third parties obtain) licenses or other authorizations as required for access by foreign nationals to controlled technical data or defense services. In connection with its export control and trade sanctions matters, to the Company's Knowledge there are no adverse or negative past performance evaluations or ratings by the U.S. Government, or any voluntary disclosures of the officers of the Company or its Subsidiaries, or facts that could result in any adverse or negative performance evaluation that, in each case, would individually or in the aggregate reasonably be expected to adversely affect the ability of the Company or its Subsidiaries' (or their successors') to obtain necessary approvals for future export activity in any material respect. Neither the U.S. Government nor any other Person has notified the Company or any of its Subsidiaries in writing of any actual or alleged violation or breach of any statute, regulations, representation, certification, disclosure obligation, licensing obligation or other authorization or provision relating to export controls or trade sanctions, except for matters as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company's Knowledge, none of the Company or its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigations, survey or examination of records relating to the Company's or any of its Subsidiaries' export activity that would, individually or in the aggregate, reasonably be expected to affect adversely its future export activity in any material respect, and there is no basis for any such audit, review, inspection, investigation, survey or examination of records. To the Company's Knowledge, the Company and its Subsidiaries have not been and are not now under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other improprieties relating to the Company's or any of its Subsidiaries' export activity, nor, to the Knowledge of the Company, is there any reasonable basis for such a civil or criminal investigation or indictment. To the Company's Knowledge, the Company and its Subsidiaries have not been and are not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to the Company's or any of its Subsidiaries' export activity, nor is there any basis for any such proceeding that would constitute a Company Material Adverse Effect.

        3.24    Foreign Corrupt Practices Act.    (a) To the Company's Knowledge there are no adverse or negative past performance evaluations or ratings by the U.S. Government, or any voluntary disclosures under the Foreign Corrupt Practices Act, any enforcement actions or threats of enforcement actions, or facts that, in each case, could result in any adverse or negative performance evaluations related to the Foreign Corrupt Practices Act in any material respect. To the Company's Knowledge, neither the U.S. Government nor any other Person has notified the Company or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act. To the Knowledge of the

Company, none of the Company and its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Company's or any of its Subsidiaries' compliance with the Foreign Corrupt Practices Act, nor is there any basis for any such audit, review, inspection, investigation, survey or examination of records. To the Company's Knowledge, the Company and its Subsidiaries have not been and are not now under any administrative, civil or criminal investigation or indictment and are not party to any litigation involving alleged false statements, false claims or other improprieties relating to the Company's or any of its Subsidiaries' compliance with the Foreign Corrupt Practices Act, nor is there any basis for such investigation or indictment.

        (b)   To the Company's Knowledge, none of the Company, any of its Subsidiaries or any of their employees is, or since December 31, 2002, has been, in violation of any Law applicable to its business, properties or operations and relating to: (i) the use of corporate funds relating to political activity or for the purpose of obtaining or retaining business; (ii) payments to government officials or employees from corporate funds; or (iii) bribes, rebates, payoffs, influence payments, or kickbacks.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB

        Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), each of Parent and Amalgamation Sub represents and warrants to the Company as follows:

        4.01    Organization.    (a) Each of Parent and Amalgamation Sub is a corporation or legal entity duly organized, validly existing and in good standing (if and to the extent such term is recognized in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation and, except to the extent it does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any of Parent or Amalgamation Sub to perform their respective obligations under this Agreement and the Amalgamation Agreement, has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted or proposed by Parent to be conducted.

        (b)   Amalgamation Sub is a Subsidiary of Parent and is a company organized under the Laws of Bermuda; 100% of the equity interests of Amalgamation Sub are held directly by Parent.

        (c)   Each of Parent and Amalgamation Sub are duly qualified or licensed to do business and in good standing (if and to the extent such term is recognized in the relevant jurisdiction) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for any failures to be so duly qualified or licensed and in good standing that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Amalgamation Sub to perform their respective obligations under this Agreement and the Amalgamation Agreement.

        (d)   Parent and Amalgamation Sub have heretofore delivered to the Company accurate and complete copies of the memorandum of association, bye-laws or other similar organizational documents, as currently in effect, of each of Parent and Amalgamation Sub. As of the date hereof, each such document so delivered is in full force and effect, and no other organizational documents are applicable to or binding upon Parent or Amalgamation Sub.

        4.02    Authority Relative to This Agreement.    No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Amalgamation Agreement or the Amalgamation or the transactions contemplated hereby. Each of Parent and Amalgamation Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Amalgamation Agreement, and to consummate Amalgamation and the other transactions contemplated by this Agreement and the

Amalgamation Agreement. Each of Parent and Amalgamation Sub has duly and validly authorized the execution and delivery of this Agreement and the Amalgamation Agreement and has approved the consummation of the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement. No additional corporate proceedings on the part of any of Parent or Amalgamation Sub are necessary to authorize this Agreement or the Amalgamation Agreement or to consummate the Amalgamation or the other transactions contemplated by this Agreement and the Amalgamation Agreement. This Agreement has been duly and validly executed and delivered by Parent and Amalgamation Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid, legal and binding agreement of Parent and Amalgamation Sub, enforceable against Parent and Amalgamation Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equity principles (whether considered in a proceeding in equity or at law). The Amalgamation Agreement will be duly and validly executed by Amalgamation Sub and will constitute a valid, legal and binding agreement of Amalgamation Sub, enforceable against Amalgamation Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equity principles (whether considered in a proceeding in equity or at law).

        4.03    Consents and Approvals; No Violation.    (a) No consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement by Parent and Amalgamation Sub, or the consummation by Parent and Amalgamation Sub of the transactions contemplated hereby, except (i) as may be required by the NYSE, the Luxembourg Stock Exchange and Euronext Paris, or under the Exchange Act; (ii) the SER Notification and as may be required by any Dutch Law regulating or purporting to regulate directly or indirectly the operation of geostationary earth orbit satellites as may be enacted or promulgated after the date hereof; (iii) compliance with the HSR Act, and other filings under applicable Antitrust or similar Laws; (iv) consent of the FCC and such other filings with the FCC as may be required under its rules and the Communications Act; (v) such other consents, approvals, orders, authorizations, notifications, and permits as set forth in Section 3.08(a) of the Company Disclosure Schedule; (vi) such other consents, approvals, orders, authorizations, notifications and permits as may be required by the U.S. Department of State pursuant to ITAR, including but not limited to authorization for the transfer to Parent of registration, ownership or control of any Company Satellite, satellite components or parts, or any related technical services, subject to U.S. jurisdiction; and (vii) such other consents or notifications the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

        (b)   Neither the execution, delivery and performance of this Agreement and the Amalgamation Agreement by Parent and Amalgamation Sub nor the consummation by Parent and Amalgamation Sub of the Amalgamation or the other transactions contemplated hereby will (i) conflict with or result in any breach, any provision of the memorandum of association, bye-laws or the comparable organizational or governance documents of Parent or Amalgamation Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, require consent, or result in the loss of a material benefit under or give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent is a party or by which any of them or their respective properties or assets may be bound or (iii) (provided that filings, notifications, Permits, consents and approvals referenced in Section 4.03(a) have been made or obtained), violate any Law applicable to Parent or any of its properties or assets, except in the case of (ii) and (iii) for violations, breaches or defaults which do not have, and would not reasonably be expected (A) to have, individually or in the aggregate, a material adverse effect on the ability of either Parent or Amalgamation Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby or (B) to Parent's Knowledge, materially adversely affect the ability of the Parties to obtain the Required Approvals.

        4.04    Regulatory Matters.    (a) Each of Parent and Amalgamation Sub is legally, financially and otherwise qualified to be an FCC licensee, and to acquire, own and operate the Company's facilities licensed by the FCC under the Communications Act. As of the date hereof, (A) to Parent's Knowledge, there is no fact that would, under the Communications Act and the existing rules, regulations, policies and procedures of the FCC, (i) disqualify Parent as the controlling party of the holder of the FCC licenses identified on Section 3.12(a) of the Company Disclosure Schedule, (ii) cause the FCC to fail to approve the application for the FCC approval of the transaction contemplated by this Agreement, within the time frame contemplated by Section 9.02(a) of this Agreement, (iii) cause the FCC to deny a request to update the "Permitted Space Station List" to reflect Parent as the entity in ultimate control of the Company and the Company Satellites or (iv) cause the FCC to impose a condition that would, or would reasonably be expected to, have a Company Material Adverse Effect or a Modified Parent Material Adverse Effect and (B) no waiver of any FCC rule or policy is required with respect to Parent that would materially delay such FCC approval as is necessary to be obtained (i) for the grant of the applications for the transfer of control of the holders of the FCC licenses identified on Section 3.12(a) of the Company Disclosure Schedule to Parent, or (ii) to update the "Permitted Space Station List" to reflect Parent as the entity in ultimate control of NS B.V. and the Company Satellites.

        (b)   Parent is legally and otherwise qualified to enter into and/or assume obligations under Government Contracts. To Parent's Knowledge, there is no fact that would, under applicable Law, disqualify Parent as a party to any such Government Contract.

        4.05    Information Supplied.    None of the information supplied or to be supplied by Parent, Amalgamation Sub or their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any document filed with any Governmental Authority (including, in each case, any amendments or supplements thereto) and any other documents included therein will, on the date the Proxy Statement is mailed to the Company's shareholders or, as applicable, the date on which the applicable filing is made, or at the time immediately following any amendment or supplement to the Proxy Statement or such filing or at the time the Company Shareholders Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        4.06    Litigation.    As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened, against Parent or Amalgamation Sub, which (i) questions the validity of this Agreement or the Amalgamation Agreement or any action to be taken by Parent or Amalgamation Sub in connection with the consummation of the Amalgamation or the other transactions contemplated by this Agreement or could otherwise prevent or delay the consummation of the Amalgamation or the other transactions contemplated by this Agreement and the Amalgamation Agreement or (ii) to Parent's Knowledge, would materially adversely affect the ability of the Parties to obtain the Required Approvals.

        4.07    Brokers.    None of Parent or any of its Affiliates has made any agreement or arrangement with any broker, finder or investment banker relating to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement which will or may give rise to any valid claim against the Company or any of its Subsidiaries based upon arrangements made by or on behalf of Parent or any of its Affiliates.

        4.08    Financial Ability.    Parent has available to it and will make available to Amalgamation Sub as needed at the Closing funds which are sufficient to enable Parent to consummate the transactions contemplated by this Agreement and the Amalgamation Agreement.

        4.09    Investigation by Parent.    Parent is experienced and sophisticated with respect to the transactions contemplated by this Agreement and the Amalgamation Agreement. In entering into this Agreement, neither Parent nor Amalgamation Sub is relying on the accuracy or completeness of any information, documents or materials provided (whether in writing or orally) by or on behalf of the Company, its Subsidiaries, any of its Affiliates or any of their respective employees, agents or representatives, including any projections, estimates or budgets, or any representation or warranty (whether express or implied) made on behalf of the Company, any of its Affiliates or any of their respective employees, agents or representatives, except for those representations and warranties contained in Article III of this Agreement.

        4.10    Interim Operations of Amalgamation Sub.    Amalgamation Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Amalgamation Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement.

ARTICLE V

COVENANTS RELATED TO CONDUCT OF BUSINESS

        5.01    Conduct of Business of the Company.    Except for matters set forth in the Company Disclosure Schedule or as otherwise permitted or contemplated by any provision of this Agreement or the Amalgamation Agreement or required by applicable Law, during the period from the date hereof to the Closing Date, the Company will, and will cause each of its Subsidiaries to (i) conduct its business and operations in, and not take any action except in, the ordinary course of business consistent with past practice and in accordance with applicable Law, and (ii) use its reasonable best efforts to preserve its current business organizations, keep available the services of its current officers and employees, preserve its assets and properties in good repair and condition, maintain in full force and effect the satellite launch and in-orbit insurance policies listed on Section 3.06 of the Company Disclosure Schedules until the end of their term and consult in good faith with Parent regarding (x) the decision whether to replace any such policy which expires prior to the Closing Date, and (y) if replaced, the terms of the replacement policy, and with respect to other types of insurance, maintain in full force and effect substantially the same levels of coverage of insurance with respect to its other assets, operations and activities (that are not covered above) as are in effect on the date hereof, continue to make capital expenditures pertaining to its business in accordance with the Company's capital budget existing on the date hereof and delivered to Parent (the "Capital Budget"), maintain the Company Permits in full force and effect and shall timely file and prosecute any necessary applications for renewal of the Company Permits, make timely filings related to export control matters, take all necessary actions to ensure availability of appropriate back-up for satellite control operations (consistent with export control and other Laws), collect its receivables and preserve its relationships with Governmental Authorities, customers, suppliers, licensors, licensees, distributors and others having material business dealings with it. Except for matters set forth in the Company Disclosure Schedule or as otherwise permitted or contemplated by any provision of this Agreement or required by applicable Law, from the date hereof to the Closing Date, the Company will not and will not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (a)   (i) cause, adopt or propose any amendments to the terms of any of its outstanding securities, (ii) in the case of the Company and each of its Subsidiaries (other than direct or indirect Subsidiaries of NS B.V.), cause, adopt or propose any amendments to the terms of its memorandum of association or bye-laws (or other comparable organizational instruments), or (iii) in the case of any direct or indirect Subsidiary of NS B.V., other than in the ordinary course of business, cause, adopt or propose any amendments to the terms its memorandum of association or bye-laws (or other comparable organizational instruments);

          (b)   authorize for issuance, issue, sell, deliver, transfer, pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien) or agree or commit to issue, sell, deliver, transfer, pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien) (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including any stock options or stock appreciation rights) or make any payments based on the market price or value of shares or other capital stock, except for the transfer or issuance of Company Shares in connection with the exercise of Company Stock Options outstanding on the date hereof;

          (c)   (i) adjust, split, subdivide, combine, recapitalize or reclassify any shares of its capital stock; (ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock other than dividends by wholly owned Subsidiaries of the Company and other than dividends necessary to permit the Company to make a regular quarterly cash dividend on the Company Shares at a rate not in excess of U.S.$0.463125 per share for the fourth quarter of fiscal year 2005, such dividends not to exceed in any event $15.1 million in the aggregate; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such; (iv) directly or indirectly redeem, purchase, repurchase, retire or otherwise acquire any of its securities or (v) grant any Person any right or option to acquire any shares of its capital stock;

          (d)   adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

          (e)   except to satisfy contractual obligations existing on the date hereof that are set forth on Section 5.01(e) of the Company Disclosure Schedule or for any item which does not individually or, together with all other items, in the aggregate, exceed U.S.$1 million, (i) repurchase, repay, incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to Subsidiaries of the Company); (iv) pledge or otherwise encumber shares of capital stock; (v) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien (other than a Permitted Lien) thereupon; or (vi) incur or assume any Indebtedness or amend any term of existing Indebtedness;

          (f)    except (i) for normal increases in compensation of Employees (other than Officers and directors of the Company and its Subsidiaries) consistent with past practice not to exceed 5% in the aggregate on an annual basis, (ii) to satisfy contractual obligations existing on the date hereof, (iii) for employment arrangements for, or grants of awards to, newly hired Employees or Employees (other than Officers or directors), or (iv) for any retention or employment agreement, plan or arrangement entered into or established pursuant to this Agreement in connection with the transactions contemplated hereby disclosed in Section 3.13(d) of the Company Disclosure Schedule, (A) terminate, establish, implement, adopt, amend, enter into, make any new, accelerate the vesting or payment of any existing grants or awards under, amend or otherwise modify any Company Plan or other plan, policy or program that would be a Company Plan if in effect as of the date hereof, (B) increase or commit to increase the compensation payable or accrued or that would become payable by the Company or any of its Subsidiaries or accrue in respect to any Employee, director or Officer of the Company, (C) either (I) increase or commit to increase the commissions or benefits, including fringe benefits, payable or accrued or that would become payable by the Company or any of its Subsidiaries or accrue in respect to any director or Officer of the Company or (II) other than in the ordinary course of business, increase or commit to increase the commissions or benefits, including fringe benefits, payable or accrued or that would become payable by the Company or any of its Subsidiaries or accrue in respect to any Employee (other than a director or Officer) of the Company, (D) either (I) waive or commit to waive any debt due to the Company or any of its Subsidiaries from any Officer or director of any such company or (II) other than in the ordinary course of business, waive or commit to waive any debts due to the Company or any of its Subsidiaries from any employee (other than a director or Officer) of any such company, (E) either (I) grant any severance or termination pay to any director or Officer of the Company or its Subsidiaries or (II) other than in the ordinary course of business, grant any severance or termination pay to any Employee (other than an Officer or director) of the Company or its Subsidiaries, (F) extend any loan to any director or Officer of the Company or its Subsidiaries, (G) grant any equity or equity-based awards to any director, Officer or Employee of the Company or its Subsidiaries or (H) either (I) amend, enter into, terminate or otherwise waive or modify any existing employment Contract with any Officer or director of the Company or any of its Subsidiaries or (II) other than in the ordinary course of business, amend, enter into, terminate or otherwise waive or modify any existing employment Contract with any Employee (other than an Officer or director) of the Company or any of its Subsidiaries;

          (g)   (i) assign, transfer, sell, license, lease (as lessor), sell and leaseback or otherwise dispose of, or pledge, mortgage, encumber or otherwise subject to any Lien, any amount of the Company's or any of its Subsidiaries' property or assets, whether tangible or intangible, that is material to the Company and its Subsidiaries, taken as a whole other than ordinary course transactions for transponder capacity to customers or to any Company Satellite or right to orbital slots; or (ii) acquire any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

          (h)   except as may be required as a result of a change in Law or in U.S. GAAP, change any of the accounting principles or practices used by it which would materially affect its reported consolidated assets, liabilities or results of operations;

          (i)    (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material equity interest therein or (ii) authorize or make any new capital expenditure or expenditures or investments exceeding U.S.$3 million in the aggregate other than (A) as contemplated by the Capital Budget or (B) necessary and advisable to maintain the assets of the Company and its Subsidiaries in good working order;

          (j)    make, change or revoke any material Tax election, or settle or compromise any material claim or assessment or surrender any right to a material claim for a Tax refund, in each case, if such action could reasonably be expected to increase the tax liability of the Company or any Subsidiary or decrease any Tax attribute of the Company or any existing Subsidiary on the Closing Date, or change (or make a request to any Tax Authority to change) any material aspect of its method of accounting for Tax purposes;

          (k)   except in the ordinary course of business, pay, discharge, waive, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than as required by their terms in effect on the date hereof;

          (l)    settle or compromise any pending litigation in which the Company or any of its Subsidiaries is a named defendant for a cash settlement amount in excess of U.S.$1 million in the aggregate;

          (m)  enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto in any material respect or that would, after the

  Closing Date, limit or restrict Parent, the Company or any of its Subsidiaries in any material respect from engaging or competing in any line of business or in any geographic area;

          (n)   other than in the ordinary course of business, purchase a new, renew, or amend an existing, insurance policy;

          (o)   change the orbital location of or de-orbit any Company Satellite, except that a Company Satellite may be moved or de-orbited in a case of urgent operational circumstances, such as necessitated by a major failure, a demand by a Governmental Authority requiring immediate action, or similar requirement beyond the Company's control;

          (p)   other than in the ordinary course of business consistent with past practice, amend in any material respect, terminate or cancel any Material Contract or enter into any Contract that would be a Material Contract if in effect on the date hereof;

          (q)   either (i) enter into any Contract with respect to Company Satellites transponder capacity other than in the ordinary course or as needed to respond to prevailing market conditions or (ii) take measures to accelerate the collection of account payables, other than in the ordinary course of business; or

          (r)   take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.01(a) through 5.01(q) or any action which would (i) make any of the representations or warranties of the Company contained in this Agreement (A) which are qualified as to materiality, untrue or incorrect or (B) which are not so qualified, untrue or incorrect in any material respect or (ii) except as otherwise permitted by Section 6.04, reasonably be likely to result in any of the conditions to the consummation of the Amalgamation set forth in Article VIII hereof not being satisfied.

        5.02    Access to Information.    (a) Between the date hereof and the Closing Date, the Company will (i) give Parent and its authorized representatives (including counsel, financial advisors and accountants) and the prospective lenders to Parent and Amalgamation Sub (and their counsel and advisors) reasonable access during normal business hours to all key employees, and key facilities including plants, offices, properties, warehouses and to all books and records of the Company and its Subsidiaries and which access shall be subject to the reasonable security procedures of the Company and its Subsidiaries, (ii) cause the Company's officers and key employees and those of its Subsidiaries and its auditors, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries and to furnish Parent and its authorized representatives and the prospective lenders to Parent (and their counsel and advisors) with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent may from time to time reasonably request, including as reasonably necessary to calculate "Total Loss", if necessary, and (iii) deliver (x) quarterly management reports and financial results and (y) to the extent they exist, monthly financial reports and quarterly Health Status Reports, and other reports with respect to material satellite anomalies as soon as practicable after they become available; provided, however, that Company may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party; (ii) any document or information, if such disclosure would violate applicable Law or (iii) such portions of documents or information which are subject to attorney-client privilege and the provision of which, as determined by Company's counsel, may eliminate the privilege pertaining to such documents, in each case, only after the Company has endeavored in good faith to enter into arrangements or obtain consents or waivers that would permit the Company to make such document or information available to Parent, but has failed to enter into such arrangements or obtain such consents or waivers; provided further, however, that access by Parent and Amalgamation Sub and its authorized representatives and the prospective lenders to Parent (and their counsel and advisors) to competitively sensitive information shall be restricted to those persons who have a need to know such information for due diligence purposes.

        (b)   Each of Parent and Amalgamation Sub will hold and will cause its authorized representatives to hold (including the prospective lenders to Parent and Amalgamation Sub and their counsel and advisors) in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Amalgamation Sub in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement pursuant to the terms of the Confidentiality Agreement between Parent and the Company, dated August 17, 2005 (the "Confidentiality Agreement").

        5.03    Parent Covenants.    Except as otherwise expressly provided in this Agreement or as set forth in the Parent Disclosure Schedule, prior to the Closing Date, Parent will not, without the prior written consent of the Company take, propose to take, or agree in writing or otherwise to take, any action which (a) would make the representations or warranties of Parent in this Agreement, (i) which are qualified as to materiality, untrue or incorrect or (ii) which are not so qualified, untrue in any material respect or (b) would reasonably be likely to result in any of the conditions to the consummation of the Amalgamation and set forth in Article VIII hereof not being satisfied at or prior to the Final Termination Date.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.01    Preparation of the Proxy Statement.    (a) The Company shall use its reasonable best efforts to prepare and cause to be filed with the SEC the Proxy Statement no later than twenty (20) days after the date hereof. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with the preparation of the Proxy Statement. No amendment or supplement to the Proxy Statement will be made by the Company without first providing Parent with a reasonable opportunity to review and comment on any such document.

        (b)   The Company shall notify Parent promptly after receipt by the Company of any comments of the SEC on, or of any request by the SEC for amendments or supplements to, the Proxy Statement. The Company shall supply Parent with copies of all correspondence between the Company or any of its representatives and the SEC with respect to the Proxy Statement. If at any time prior to obtaining the Required Company Vote, any Party discovers any information relating to the Company or any of its Subsidiaries or any of their respective officers, directors or Affiliates which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company. The Company shall mail the Proxy Statement to its stockholders as soon as reasonably practicable.

        6.02    Board Actions and Shareholders Meeting.    The Company shall take all steps, in accordance with applicable Law and its organizational documents, duly to call, give notice of, convene and hold, as soon as reasonably practicable following the date hereof, a meeting of the holders of Company Shares (as adjourned or postponed in accordance with applicable Law and the Company's organizational documents, the "Company Shareholders Meeting") for the purpose of obtaining the Required Company Vote. Except as otherwise permitted by Section 6.04, the Company's board of directors shall recommend approval of this Agreement, the Amalgamation and the other transactions contemplated by this Agreement and include in the Proxy Statement such recommendation. Notwithstanding anything to the contrary contained herein, unless this Agreement is terminated, this Agreement shall be submitted to the stockholders of the Company at such meeting for the purpose of obtaining the Required Company Vote and nothing contained herein shall be deemed to relieve the Company of such obligation.

        6.03    Reasonable Best Efforts.    (a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with each of the other Parties to this Agreement in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement, as promptly as practicable, including (but in all events subject to the exceptions herein): (i) defending Actions challenging this Agreement, the resolutions of the board of directors of the Company or the Company Shareholder Meeting with respect to the consummation of the Amalgamation or any of the other transactions contemplated by this Agreement, including seeking to have any such stay or temporary restraining order or injunction vacated and reversed; (ii) taking all reasonable actions necessary to cause the conditions precedent in Article VIII to be satisfied; (iii) taking all reasonable actions necessary to obtain all necessary consents, approvals, written permissions, confirmations and waivers from third parties, including any Governmental Authority; and (iv) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

        In furtherance and not in limitation of the foregoing, each Party agrees to make or cause to be made all filings that are advisable or required by applicable Law of The Netherlands, the European Union, the United States or such other Laws with respect to the transactions contemplated hereby, with the objective of obtaining the consents set forth in Section 3.08(a). Each Party agrees to make or cause to be made such filings as promptly as practicable, and in any event within the time frame provided in Section 6.03(a) of the Company Disclosure Schedule, to supply as promptly as practicable any additional information and documentary material that may be requested by Governmental Authorities pursuant to any applicable Law, and to use its reasonable best efforts to take, or cause to be taken, all other actions consistent with and subject to this Section 6.03 necessary to cause the expiration or termination of the applicable waiting periods, and grant of any necessary approvals, consistent with the consents set forth in Section 3.08(a) and the conditions set forth in Article VIII. Without limiting the foregoing, each of the Parties shall request and shall use its reasonable best efforts to obtain early termination of the waiting period provided for under the HSR Act. In addition, the Parties shall make necessary filings and use reasonable best efforts to obtain completion of a review of the transactions contemplated by this Agreement by the Committee on Foreign Investment in the United States ("CFIUS") pursuant to Section 721 of the Defense Production Act of 1950 ("Exon-Florio Review").

        (b)   Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.03(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate to prosecute each application for approval with reasonable diligence and otherwise use its reasonable best efforts to obtain the grants of the applications as expeditiously as practicable, including the exercise of reasonable diligence to comply with any request from a Governmental Authority for additional documents, information or materials; (ii) cooperate in all respects with the other Party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (iii) notify the other Party promptly following any communication received by such Party from, or given by such Party to any Governmental Authority, and of any communication received or given in connection with any proceeding by a private party and, in each case, provide the other Party with a copy of any written communication promptly after the receipt thereof; and (iv) oppose any petitions to deny or other objections filed with respect to the applications for any FCC approval, including any administrative or judicial review and any requests for reconsideration or review of any FCC approval, in each case regarding any of the transactions contemplated hereby. In connection with the foregoing, Parent and the Company shall furnish to each other such information as they each shall reasonably request in connection with the prosecution of applications and other legal proceedings in connection with this transaction. Parent and the Company each shall have the right to review in advance, and to the extent practicable each will consult the other on, all information relating to the other Party, that may appear in any filing made with, or written materials submitted to, any Government Authority or third party in connection with this Agreement and the transactions contemplated hereunder. Each of the Company and Parent shall take or cause to be taken all actions necessary, appropriate or desirable to be taken by the Company and Parent (and their respective Affiliates) to permit the FCC to approve the FCC transfer or assignment application within the time frame contemplated in Section 9.02(a), except that neither the Parent, and its Affiliates, nor the Company, and its Affiliates, shall be required to take any action that would be reasonably likely to have a Company Material Adverse Effect or have a Modified Parent Material Adverse Effect.

        (c)   In furtherance and not in limitation of the covenants of the Parties contained in Sections 6.03(a) and 6.03(b), each of Parent and the Company shall use its reasonable best efforts to resolve such objections if any, as may be asserted by a Governmental Authority with respect to the transactions contemplated hereby in connection with any Required Approvals. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of applicable Law, each of the Parties shall cooperate in all respects with the other Parties and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.03 or any other provision in this Agreement shall (i) limit a Party's right to terminate this Agreement pursuant to Section 9.02(a) or (c) so long as such Party has theretofore complied in all material respects with its obligations under this Section 6.03, or (ii) require Parent to agree to (A) any conditions that would require the sale of one or more satellites of Parent and its Subsidiaries in operation or authorized as of the date hereof and set forth in Section 6.03(c) of the Parent Disclosure Schedule, or Company Satellites, or impose any other requirement that would materially diminish the usefulness of any such satellites or the right to replace or renew the rights to operate any such satellites or (B) any conditions that impose other limitations on Parent's ownership or operation of any portion of the Company's or any of its Subsidiaries' business or assets, or (C) any other obligation, restriction, limitation, qualification or other conditions that, in the case of clauses (B) and (C), would be expected to have a Company Material Adverse Effect or a Modified Parent Material Adverse Effect, or (iii) require the Company to agree to any dispositions, limitations, consents, commitments, agreements or other material actions, other than any disposition, limitation, consent, commitment agreement or other action that in each such case may be conditioned upon the consummation of the transactions contemplated by this Agreement.

        (d)   For the avoidance of doubt, the covenants of the Parties contained in Sections 6.03(a) and 6.03(b) shall apply, without limitation, to notifications, filings, agreements, or approvals required to be made with, entered into, or obtained from the Department of State (Directorate of Defense Trade Controls, Bureau of Political-Military Affairs) and the U.S. federal executive branch agencies with responsibility for law enforcement or homeland security.

        (e)   Parent shall be responsible for preparing and filing or causing to be prepared and filed all Tax Returns on behalf of the Company and its Subsidiaries that are due after the Closing Date. On or after the Closing Date, the Company shall provide or cause to be provided to Parent all records and information that are relevant to any such Tax Returns, or to any audit, litigation or other proceedings with respect to events or transactions prior to Closing. In particular, without limitation, the Company shall (i) in cooperation with Parent, to the extent possible without triggering tax liabilities, use its reasonable best efforts to liquidate the intermediate companies between the Company and NS B.V. and to repay intercompany debt among such companies and/or NS B.V., and (ii) in cooperation with Parent, develop a plan to complete, after Closing, such steps in the liquidation of the intermediate companies or repayment of intercompany debt which cannot be completed prior to Closing without triggering tax liabilities.

        (f)    During the period from the date hereof to the Closing Date, the Company shall use reasonable best efforts to (i) establish procedures to facilitate timely financial reporting in accordance with International Financial Reporting Standards and (ii) review the fair value of significant assets and liabilities of the Company and its Subsidiaries (including contingent assets and contingent liabilities), and to revalue them where appropriate.

        6.04    Acquisition Proposals.    (a) The Company will not, and will cause its Subsidiaries and each officer, director, employee, consultant, financial advisor, auditor, investment banker, attorney, accountant, agent or other advisor or representative (collectively, the "Representatives") of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing information) the making by any Person (other than the parties hereto) of any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to or in connection with, or take any other action to facilitate, any Acquisition Proposal or any inquiries with respect to, or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or (iii) enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, arrangement or understanding relating to an Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing); provided that nothing contained in this Section 6.04(a) shall prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal after the date of this Agreement, if (i) the board of directors of the Company determines in good faith after consultation with its financial advisors that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, (ii) prior to its receipt of confidential information such Person enters into a confidentiality and standstill agreement with the Company and to the extent the terms therein are in substance less favorable to the Company or more favorable to such Person than the corresponding terms contained in the Confidentiality Agreement (the "Revised Confidentiality Terms"), the Company provides Parent with a copy of the Revised Confidentiality Terms and agrees that the corresponding terms contained in the Confidentiality Agreement shall, if so requested by Parent, be amended (including, if there are no corresponding Revised Confidentiality Terms, by deleting the relevant provisions of the Confidentiality Agreement) so that they are substantially similar to the Revised Confidentiality Terms, (iii) the Required Company Vote has not yet been obtained and (iv) the board of directors of the Company determines in good faith following the receipt of advice of counsel that doing so is consistent with its fiduciary duties under applicable Law. The Company shall notify Parent of having received any written Acquisition Proposal (and provide a copy thereof) promptly, and in any event no later than twenty-four hours after its receipt thereof, and shall keep Parent reasonably informed on a current basis as to the status of any such proposals and any such discussions or negotiations, and shall keep Parent reasonably informed as to the status thereof and of any definitive oral or written modifications to the terms of any Acquisition Proposal that is the subject of such proposals, within 24 hours of such modification. The Company agrees that it and its respective Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company or any of its Subsidiaries from providing such information to Parent. The Company agrees that (i) neither it nor any of its Subsidiaries shall terminate, waive, amend or modify any provision of any standstill or confidentiality agreement relating to the sale or other disposition of the Company or any material portion of its or any of its Subsidiaries' equity interests or assets to which it or any of its Subsidiaries is a party, except for such changes to a standstill or confidentiality agreement that is in effect on the date hereof that are made in order for the Company to comply with the provisions of clause (ii) in the proviso to the first sentence of this Section 6.04(a) and (ii) that it and its Subsidiaries shall enforce the provisions of any such agreement by appropriate commercially reasonable action. Immediately after the execution and delivery of this Agreement, the Company will and will cause its Subsidiaries, and its and their Representatives to, cease and terminate any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any possible Acquisition Proposal unless such Persons make an unsolicited written Acquisition Proposal following the date hereof and the Company has complied with the provisions of this Section 6.04(a) in all material respects in respect thereof. Nothing in this Section 6.04 shall permit the Company to terminate this Agreement or affect any other obligation of the Company under this Agreement (except as specifically provided in Sections 9.03(b)).

        (b)   "Superior Proposal" shall mean an unsolicited written Acquisition Proposal with respect to which the board of directors of the Company has determined in good faith, after consultation with its financial advisors and legal advisors and taking into account all relevant factors, including the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing, that (x) if accepted, such Acquisition Proposal would result in a transaction more favorable from a financial point of view to the Company's shareholders than the transactions contemplated by this Agreement and (y) is reasonably capable of being consummated; provided that to be a Superior Proposal, the consummation of one or more steps in an Acquisition Proposal must result in a third party (or the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the common shares of the Company (or the surviving or ultimate parent entity in such transaction) or, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

        (c)   The board of directors (or any authorized committee thereof) of the Company will not withdraw, modify or amend, or propose to withdraw, modify or amend, in any manner adverse to Parent, its recommendation that the Company shareholders vote in favor of the transactions contemplated by this Agreement (or publicly announce any intention to do so) unless (i) an unsolicited bona fide written Superior Proposal is pending at the time the board of directors of the Company determines to take any such action, (ii) the Company shall have complied in all material respects with this Section 6.04, and (iii) the Company shall have notified Parent at least five Business Days in advance of its intention to effect such withdrawal, modification or amendment and shall have negotiated in good faith with Parent during such five Business Day period (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that such proposal would no longer be determined in good faith by the board of directors of the Company to constitute a Superior Proposal.

        (d)   Nothing herein shall limit the Company's ability to comply in good faith, to the extent applicable, with Rules 14d-9 and 14e-2 of the Exchange Act with regard to a tender or exchange offer; provided, however, that neither the Company nor the Company's board of directors (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender their common stock in the Company in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withdraw or modify the company recommendation, unless in each case the requirements of this Section 6.04 shall have been satisfied.

        6.05    Public Announcements.    Each of Parent and the Company will consult with the other and provide the other with a reasonable opportunity to comment thereon, before issuing any press release, making any filing with the SEC or otherwise making any public statements with respect to the transactions contemplated by this Agreement and the Confidentiality Agreement and shall not issue any such press release, make any such SEC filing or make any such public statement prior to such consultation, except as may be required by applicable Law, the Company's articles of association or bye-laws or under any listing agreement or applicable rules of any securities exchange.

        6.06    Indemnification; Directors' and Officers' Insurance.    (a) From and after the Closing and for a period of six years, Parent shall cause the Amalgamated Company to and the Amalgamated Company shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the present and former directors and officers of the Company and each of its Subsidiaries (the "Indemnified Parties") from and against all Losses incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative related to the fact that such person was a director or officer of the Company or any of its Subsidiaries, arising out of pertaining to matters existing or occurring at or prior to the Effective Time (including the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement), or taken by them at the request of the Company or any the Company Subsidiary, whether asserted or claimed prior to, at or after the Effective Time. Each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any Action from the Amalgamated Company within ten Business Days of receipt by the Amalgamated Company from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Amalgamated Company shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by such Indemnified Party), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents.

        (b)   Parent agrees that all rights to exculpation and indemnification for acts or omissions in favor of the Indemnified Parties occurring prior to or at the Effective Time as provided in the Company's memorandum of association or bye-laws or in any agreement listed in the Company Disclosure Schedule shall be assumed by the Amalgamated Company from and after the Closing and shall continue in full force and effect in accordance with their terms from the Closing until the sixth anniversary of the Closing Date.

        (c)   The Company may obtain as of the Closing "tail" insurance policies with a claims period of at least six years from the Closing with respect to the directors' and officers' liability insurance in amount and scope at least as favorable as the coverage applicable to the Company's director's and officers for the period from November 2, 2005 through the Closing Date (the "Tail Policy"). The premium of such Tail Policy shall be no more than the amount set forth on Section 6.06 of the Company Disclosure Schedule. If the Company does not obtain the Tail Policy prior to the Closing, for a period of six years from the Closing, Parent shall cause to be maintained in effect policies of at least the same coverage as the policies of directors' and officers' liability insurance maintained by the Company or any of its Subsidiaries as of the date hereof for the benefit of those persons who are covered by such policies on the Closing Date with respect to matters occurring at or prior to the Closing, to the extent that such liability insurance can be maintained at a cost to Parent not greater than 200 percent of the last annual premium for the current directors' and officers' liability insurance as set forth in the Company Disclosure Schedule; provided that, if such insurance cannot be so maintained or obtained at such cost, Parent shall cause the Company to maintain or obtain as much of such insurance as can be so maintained or obtained (not to exceed six years from the Closing Date) at a cost equal to 200 percent of the last annual premium for such insurance.

        (d)   Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any party covered by directors' and officers' liability insurance, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 6.06 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

        6.07    Notification of Certain Matters.    The Company shall, upon obtaining knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining knowledge of any of the following, give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be likely to cause any representation or warranty of such Party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such Party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Closing Date, (ii) any failure in any material respect of any of the Company, Parent or Amalgamation Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any Party to effect the transactions contemplated hereby not to be satisfied, (iv) any notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (v) any Actions (or communications indicating that the same may be contemplated) commenced or threatened against the Company, Parent or Amalgamation Sub, as the case may be, or any of their respective Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or Section 4.06 or which relate to the consummation of the transactions contemplated by this Agreement and the Amalgamation Agreement or (vi) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement; provided that the delivery of any notice pursuant to this Section 6.07 shall not cure such breach or non-compliance or limit or otherwise affect the rights or remedies available hereunder to the Party receiving such notice.

        6.08    Regulatory Filings.    On or after the date hereof, the Company shall furnish to Parent copies of (i) all reports and other documents which it or its Subsidiaries file with the SER, the SEC, the NYSE or the FCC, and (ii) all reports and other documents relating to the Company Satellites or the orbital locations used by the Company Satellites, ITU orbital matters, or Major Stations insofar as such documents are filed with any other Government Authority, and the Company represents and warrants that as of the respective dates thereof, such reports and other documents will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall provide to Parent periodic oral reports on the status of frequency and satellite coordination efforts. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will comply as to form in all material respects with applicable accounting requirements, Bermuda and foreign applicable Laws and the published rules and regulations of the SEC and the NYSE with respect thereto and will fairly present, in conformity with U.S. GAAP applied on a consistent basis (except as specifically indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. The Company's obligation with respect to the FCC filings or other information shall be limited to publicly available information and shall not require disclosure of confidential information.

        6.09    Expenses.    All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement and the Amalgamation Agreement shall be paid by the Party incurring such Expenses.

        6.10    Existing Indebtedness.    The Company shall cause NS B.V. to issue a prepayment notice in accordance with the terms of the Existing Credit Agreement so as to allow for the payment in full and termination of the obligations under the Existing Credit Agreement on the Closing Date. The Company shall (i) use reasonable best efforts to obtain a customary payoff and release letter in respect of the Existing Credit Agreement on or prior to the Closing Date providing that upon payment of all obligations and termination of the commitments under the Existing Credit Agreement the Liens created pursuant to the Existing Credit Agreement will be released and the administrative agent and collateral agent under the Existing Credit Agreement will take any action reasonably requested in order to terminate or formalize termination of such existing Liens and (ii) take any actions reasonably requested by Parent in order to facilitate termination or formalization of termination of Liens created pursuant to the Existing Credit Agreement. On the Closing Date, Parent shall pay in full all obligations due under the Existing Credit Agreement.

ARTICLE VII

EMPLOYEE MATTERS

        7.01    Employees.    With respect to Employees:

          (a)   For a period of twelve months following the Closing, Parent shall provide or cause to be provided to the Employees in each jurisdiction in which such Employees are employed compensation and employee benefit plans, considered in the aggregate, that are comparable in all material respects to the level of compensation and employee benefits (other than equity based compensation) provided to the Employees immediately prior to the Closing.

          (b)   In addition to and without limitation on paragraph (a) hereof, Parent shall provide for a period of twenty-four months following the Closing, severance benefits that are comparable in all material respects to the severance benefits provided to the Employees immediately prior to the Closing Date.

          (c)   In addition to and without limitation on paragraph (a) hereof, Parent shall, and shall cause the Amalgamated Company to, adopt or assume, as applicable, or shall cause the Company's Subsidiaries and any successor of any of them to adopt or assume, effective as of the Closing, pension plans and programs for Employees on terms and conditions that do not result in any adverse effect or reduction in aggregate pension benefits to Employees compared to the benefits which they would have been eligible to accrue had their participation in the pension plans in which they were participants immediately prior to the Closing continued uninterrupted following the Closing. Without limitation on the foregoing, Parent shall, and shall cause the Amalgamated Company to, assume, or shall cause the Company's Subsidiaries or any successor of any of them to assume, sponsorship of, and any liabilities or other obligations relating to, any insurance contracts, trust agreements, or other funding vehicles relating to any pension plans or programs covering Employees and in effect immediately prior to the Closing Date. Nothing in this paragraph is intended to prevent or in any way limit the ability of Parent following the Closing Date to terminate or amend any such plan in accordance with its terms.

          (d)   Nothing in this Section 7.01 is intended to, nor shall it be construed to, (i) provide any rights to any Employee or any other third party or (ii) require the continued employment of any Person.

ARTICLE VIII

CLOSING CONDITIONS

        8.01    Conditions to Each Party's Obligations.    The respective obligations of each Party to effect the Amalgamation are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the Party being benefited thereby to the extent permitted by applicable Law:

          (a)   The transactions contemplated by this Agreement shall have been approved and adopted by the Required Company Vote.

          (b)   (i) All waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated; (ii) all Required

  Approvals shall have been obtained from Governmental Authorities; and (iii) a determination not to take action shall have been made by CFIUS pursuant to the filing for Exon-Florio Review called for in Section 6.03(a), or the statutory time period for such a decision shall have lapsed; in the case of each of clauses (i), (ii) and (iii), without any condition on Parent, the Company or any of their respective Subsidiaries that (A) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Modified Parent Material Adverse Effect or (B) Parent is not required to accept pursuant to Section 6.03(c). For purposes of this Agreement, "Required Approvals" are the affirmative approvals of Governmental Authorities referenced in subsections (ii), (iv), (v) and (vi) of Section 3.08(a) and 4.03(a).

          (c)   All other notices reports, applications and other filings required to be made prior to the Closing by Parent or the Company or their respective Subsidiaries have been made, except for those the failure of which to submit do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)   (i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated by this Agreement; and (ii) no Governmental Authority shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any court in The Netherlands, the European Union or its Member States, the United States or any other country or before any other Governmental Authority of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement, except, in the case of (i) and (ii), for Laws, actions and proceedings that do not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        8.02    Conditions to the Obligations of Parent and Amalgamation Sub.    The obligations of each of Parent and Amalgamation Sub to effect the Amalgamation are subject to the fulfillment at or prior to the Closing Date of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and Amalgamation Sub to the extent permitted by applicable Law:

          (a)   The representations and warranties of the Company contained herein shall have been true and correct when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly made as of a specified date, which need be true and correct only as of the specified date); provided, however, that this condition shall be deemed satisfied with respect to all representations and warranties (except for the representations and warranties set forth in Section 3.02) unless all failures of such representations and warranties to be so true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualification), in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.

          (b)   The Company shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c)   The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by any Officer of the Company, certifying as to the fulfillment of the conditions specified in Sections 8.02(a) and 8.02(b).

          (d)   There shall be no outstanding petition for reconsideration, application for review or judicial appeal of the FCC's consent to the transaction which is reasonably likely to result in a reversal of such consent or the imposition of a condition that either would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Modified Parent Material Adverse Effect or Parent would otherwise not be required to accept pursuant to

  Section 6.03(c); and the time for filing any such petition, application or appeal shall have expired; provided that the expiration of the time for such filing will not be a condition to Parent's obligations to effect the closing if no petition to deny or other objection was filed at the FCC against the FCC applications prior to the granting of such applications by the FCC or relevant FCC staff official pursuant to delegated authority. Parent may waive the requirement that the FCC approval not be subject to further review, reconsideration or judicial appeal.

          (e)   There shall not have occurred a Total Loss of any satellite owned by the Company or any of its Subsidiaries.

          (f)    There shall not have occurred any change, development, event, condition, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

        8.03    Conditions to the Obligations of the Company.    The obligations of the Company to effect the Amalgamation are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

          (a)   The representations and warranties of each of Parent and Amalgamation Sub contained herein shall have been true and correct when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date); provided, however, that this condition shall be deemed satisfied unless all failures of such representations and warranties to be so true and correct (without giving effect to any materiality or similar qualification), in the aggregate, have had, or would reasonably be expected to have a material adverse effect on the ability of Parent and Amalgamation Sub to perform their respective obligations under this Agreement.

          (b)   Each of Parent and Amalgamation Sub shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c)   Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the fulfillment of the conditions specified in Sections 8.03(a) and 8.03(b).

ARTICLE IX

TERMINATION; AMENDMENT; WAIVER

        9.01    Termination by Mutual Agreement.    This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company and Parent by action of their respective boards of directors.

        9.02    Termination by Either Parent or the Company.    This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent or the Company if:

          (a)   the Amalgamation shall not have occurred by 5:00 p.m., New York time, on October 14, 2006; provided that, if all conditions to the obligations of the parties set forth in Article VIII (other than (i) the conditions set forth in Sections 8.01(b), 8.01(c) and 8.02(d) and (ii) conditions that are to be satisfied at the Closing) have been satisfied or waived prior to such date, then the right to terminate this Agreement pursuant to this Section 9.02(a) shall not be available to any party until 5:00 p.m., New York time, on March 14, 2007 (the "Final Termination Date");

          (b)   the Required Company Vote shall not have been obtained at the Company Shareholders Meeting or at any adjournment or postponement thereof; or

          (c)   (i) any Governmental Authority of the United States, the Netherlands, or the European Commission Directorate General for Competition shall have issued or adopted a final Law, Order or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Law, Order or other action is or shall have become final and nonappealable or (ii) any other Governmental Authority shall have issued or adopted a final Law, Order or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and consummation of the transactions contemplated hereby in violation of such prohibition would reasonably be expected to have a Company Material Adverse Effect and/or Modified Parent Material Adverse Effect;

provided that the right to terminate this Agreement pursuant to this Section 9.02 shall not be available to any party that has breached in any material respect its obligations under this Agreement or the Amalgamation Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Amalgamation to be consummated.

        9.03    Termination by the Company.    This Agreement may be terminated (prior to obtaining the Required Company Vote in the case of clause (b) below) and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, by the Company if:

          (a)   there is a breach by Parent or Amalgamation Sub of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Sections 8.03(a) or 8.03(b), which has not been cured (or is not capable of being cured) within thirty (30) Business Days following receipt by Parent or Amalgamation Sub of written notice of such breach; or

          (b)   the Company shall have received an Acquisition Proposal which the board of directors of the Company has determined constitutes a Superior Proposal pursuant to and in accordance with Section 6.04; provided, that (i) the Company shall have complied in all material respects with Section 6.04, (ii) the Company shall have given Parent, pursuant to Section 6.04, at least five Business Days notice prior to such determination and the board of directors of the Company shall have determined, after taking into account any revised proposal made by Parent since receipt of such Superior Proposal, that such Superior Proposal remains a Superior Proposal (and the Company shall have negotiated in good faith with Parent during such five Business Day period (to the extent Parent desires to negotiate) with respect to such revised proposal), and (iii) Parent (or its designee) shall have been paid in accordance with Section 9.05(b).

        9.04    Termination by Parent.    This Agreement may be terminated (prior to obtaining the Required Company Vote in the case of clause (b)(ii) below) and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent if:

          (a)   there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that, individually or in the aggregate, would give rise to a failure of a condition set forth in Sections 8.02(a) or 8.02(b), which has not been cured, or is not capable of being cured, within thirty (30) Business Days following receipt by the Company of written notice of such breach;

          (b)   (i) prior to receipt of the Required Company Vote, the board of directors of the Company (or any authorized committee thereof) shall have failed to recommend or shall have withdrawn, modified or amended or shall have proposed to withdraw, modify or amend, in any manner adverse to Parent, its recommendation that the Company shareholders vote in favor of the transactions contemplated by this Agreement (or publicly announce any intention to do so), unless the Blackstone Funds shall have confirmed to Parent in writing that they will vote in favor of such transactions notwithstanding such failure, withdrawal, modification, amendment or proposal (provided that if the Blackstone Funds fail to do so, Parent shall be entitled to receive the Company Termination Fee under Section 9.05(c) hereof) or (ii) the board of directors of the Company (or any authorized committee thereof) shall have approved or recommended any Acquisition Proposal (or resolved to do so);

          (c)   upon any breach by the Company of its obligations under Section 6.02 to (i) call, give notice of, convene and hold the Company Shareholders Meeting as contemplated thereby, which has not been cured (or is not capable of being cured) within fifteen (15) Business Days following receipt by the Company of written notice of such breach or (ii) recommend approval of this Agreement and the transactions contemplated hereby; or

          (d)   a tender offer or exchange offer for 20% or more of the outstanding Company Shares is commenced (other than by Parent or a Subsidiary thereof), or an Acquisition Proposal (including any revision thereto) is otherwise publicly announced, and the Company's board of directors (or any authorized committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer, or such Acquisition Proposal (or revision) as the case may be, within the 10 Business Day period specified in Rule 14e-2(a) under the Exchange Act (or within 17 Business Days of such announcement of such other Acquisition Proposal (or revision)); provided, however, for purposes of this Section 9.04(d) the reference in the definition of Acquisition Proposal to "more than 10%" of the capital stock or consolidated assets, net revenue or net income of the Company and its Subsidiaries shall be deemed to be a reference to "more than 20%" thereof.

        9.05    Effect of Termination and Abandonment.    In the event of termination of this Agreement and the abandonment of the Amalgamation and the transactions contemplated by this Agreement and the Amalgamation Agreement pursuant to this Article IX, this Agreement (other than Sections 5.02(b), 9.05 and Article X) shall become void and of no effect with no liability on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided that no such termination shall relieve any Party of any liability or damages resulting from any willful and material breach of any representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding Section 6.09, if this Agreement is terminated:

          (a)   by Parent pursuant to Section 9.04(a), or by Parent or the Company pursuant to Section 9.02(b), and at or prior to such time (A) an Acquisition Proposal involving the Company or any of its Subsidiaries shall have been commenced, publicly disclosed or communicated to the board of directors of the Company (or any authorized committee thereof) and not abandoned, then the Company shall pay to Parent, or as otherwise directed by Parent, in cash by wire transfer in immediately available funds to an account designated by Parent, one-third of the Company Termination Fee on the Business Day following such termination and (B) if within 12 months of any such termination, the Company or any of its Affiliates either enters into a definitive agreement regarding an Acquisition Proposal, or consummates a transaction that would constitute an Acquisition Proposal, then the Company shall pay to Parent, or as otherwise directed by Parent, in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement with respect to the referenced Acquisition Proposal, the remaining two-thirds of the Company Termination Fee; provided, that, for purposes of this Section 9.05(a), the definition of Acquisition Proposal shall be deemed revised so that the reference to "more than 10%" of the capital stock or consolidated assets, net revenue or net income of the Company or any of its Subsidiaries therein shall be deemed to be a reference to "more than 50%" thereof;

          (b)   by the Company pursuant to Section 9.03(b), the Company shall pay to Parent, or as otherwise directed by Parent, the Company Termination Fee in cash by wire transfer in immediately available funds to an account designated by Parent, concurrently with and as a condition to such termination; or

          (c)   by Parent, pursuant to Section 9.04(b), 9.04(c) or 9.04(d), then the Company shall pay to Parent, or as otherwise directed by Parent, the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent, no later than one (1) Business Day following such termination.

          (d)   In the event this Agreement is terminated under any of the circumstances described in Section 9.05 (but with respect to Section 9.05(a), without regard to whether any of the circumstances described in clause (B) thereof have occurred), the Company shall reimburse Parent for all its expenses incurred in connection with this Agreement, but in no event later than the date of such termination; provided, however, that the aggregate amount of such reimbursement shall not exceed $2,500,000. All payments made pursuant to this Section 9.05(d) shall be made by wire transfer of same day funds to an account designated by Parent.

          (e)   If the Company fails to pay all amounts due to Parent on the dates specified, then the Company shall pay all costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.

        If this Agreement is terminated in circumstances under which Parent is entitled to receive a payment of the Company Termination Fee pursuant to this Section 9.05, and such payment is made, such termination fee shall be Parent's and Amalgamation Sub's exclusive remedy for any loss, Liability, damage or claim arising out of or in connection with any such termination of this Agreement.

        9.06    Amendment.    This Agreement may be amended by action taken by the Company, Parent and Amalgamation Sub at any time before or after approval of the transactions contemplated by this Agreement and the Amalgamation Agreement by the Required Company Vote but, after any such approval, no amendment shall be made which requires the approval of the shareholders of the Company under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all the Parties.

        9.07    Extension; Waiver.    At any time prior to the Effective Time, each Party (for these purposes, Parent and Amalgamation Sub shall together be deemed one Party and the Company shall be deemed the other Party) may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of either Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE X

MISCELLANEOUS

        10.01    Nonsurvival of Representations and Warranties.    The covenants and agreements contained herein which by their terms are to be fully performed on or prior to the consummation of the Amalgamation shall not survive, and shall terminate immediately following, the consummation of the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation

Agreement. The representations and warranties contained herein shall not survive, and shall terminate immediately following, the consummation of the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement. This Section 10.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

        10.02    Entire Agreement; Assignment.    (a) This Agreement (including the schedules and Exhibits), the Amalgamation Agreement (including any schedules thereto), the Confidentiality Agreement and the Voting Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

          (b)   This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void; provided, however, that Parent may assign this Agreement to any Subsidiary of Parent without the prior consent of the Company; provided further, that no assignment shall limit the assignor's obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        10.03    Notices.    All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when sent if sent by facsimile; provided that the fax is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient and (iii) two Business Days following sending by overnight delivery via a national or international courier service, and in each case, addressed to a Party at the following address for such Party:

    if to Parent or Amalgamation Sub to:

    SES Global S.A.
    L-6815 Chateau de Betzdorf
    Luxembourg
    Attention:    General Counsel
    Facsimile:    +352-710-725-532
    with a copy (which shall not constitute notice) to:

    Gibson, Dunn & Crutcher LLP
    200 Park Avenue
    New York, NY 10166
    Attention:    David M. Wilf
    Facsimile:    1 212 351 6277

    if to the Company, to:

    New Skies Satellites Holdings Ltd.
    Canon's Court
    22 Victoria Street
    Hamilton HM12, Bermuda
    Attention:    General Counsel
    Facsimile:    +1-441-295-9216

    with a copy (which shall not constitute notice) to:

    New Skies Satellites B.V.
    Rooseveltplantsoen 4
    2517KR The Hague
    The Netherlands
    Attention:    General Counsel
    Facsimile:    +31-70-306-4201

    Appleby Spurling Hunter
    Canon's Court
    22 Victoria Street
    PO Box HM 1179
    Hamilton HM EX
    Bermuda
    Attention:    Peter Bubenzer/Judith Collis
    Facsimile:    +1-441-295-9216

    Simpson Thacher & Bartlett LLP
    425 Lexington Avenue
    New York, NY 10017
    U.S.A.
    Attention:    William E. Curbow
    Facsimile:    1-212-455-2502

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

        10.04    Governing Law and Venue; Waiver of Jury Trial.    (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (other than the Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document (other than the Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document (other than the Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein) may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 10.04 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND

  (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.04.

        10.05    Descriptive Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        10.06    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and, except for Section 6.06, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        10.07    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        10.08    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

        10.09    Interpretation.    (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any statute defined or referred to herein means such statute as from time to time amended, qualified or supplemented, including by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns.

          (b)   The phrase "made available" in this Agreement shall mean that the information referred to has been actually delivered to the Party to whom such information is to be made available.

          (c)   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[signature page follows]

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SES GLOBAL S.A.
By:	/s/ ROMAIN BAUSCH Name: Romain Bausch Title: President and CEO
By:	/s/ ROB BEDNAREK Name: Rob Bednarek Title: EVP, Corporate Development
SES HOLDINGS (BERMUDA) LIMITED
By:	/s/ ROMAIN BAUSCH Name: Romain Bausch Title: Director
By:	/s/ ROB BEDNAREK Name: Rob Bednarek Title: Director
NEW SKIES SATELLITES HOLDINGS LTD.
By:	/s/ DANIEL S. GOLDBERG Name: Daniel S. Goldberg Title: President

[Transaction Agreement and Plan of Amalgamation Signature Page]

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TABLE OF CONTENTS
TRANSACTION AGREEMENT AND PLAN OF AMALGAMATION
ARTICLE I DEFINITIONS
ARTICLE II THE AMALGAMATION
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB
ARTICLE V COVENANTS RELATED TO CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII EMPLOYEE MATTERS
ARTICLE VIII CLOSING CONDITIONS
ARTICLE IX TERMINATION; AMENDMENT; WAIVER
ARTICLE X MISCELLANEOUS